UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Schlumberger Limited (Schlumberger N.V.)

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Schlumberger Limited 153 East 53 Street, 57th Floor New York, New York 10022-4624

42, rue Saint-Dominique 75007 Paris, France

Parkstraat 83 2514 JG The Hague The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 14, 2004

March 10, 2004

The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Curaçao Marriott Beach Resort, Piscadera Bay, Willemstad, Curaçao, Netherlands Antilles, on Wednesday, April 14, 2004 at 10:30 in the morning (Curaçao time), for the following purposes:

1.	To elect 10 directors.

2.	To report on the course of business during the year ended December 31, 2003, to adopt and approve the Company’s Consolidated Balance Sheet as at December 31, 2003, its Consolidated Statement of Income for the year ended December 31, 2003, and the declaration of dividends by the Board of Directors as reflected in the Company’s 2003 Annual Report to Stockholders.

3.	To approve the adoption of the 2004 Stock and Deferral Plan for Non-Employee Directors.

4.	To approve the appointment of PricewaterhouseCoopers LLP as independent public auditors to audit the accounts of the Company for 2004.

Action will also be taken upon such other matters as may come properly before the meeting.

The close of business on February 25, 2004 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

Ellen Summer Secretary

Please sign your proxy card and return it in the enclosed

envelope so that you may be represented at the Meeting.

PROXY STATEMENT

March 10, 2004

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2004 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 10, 2004. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2003 Annual Report to Stockholders is included in this package as a separate document. The Company’s Consolidated Balance Sheet as at December 31, 2003, its Consolidated Statement of Income for the year ended December 31, 2003 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

Each stockholder of record at the close of business on February 25, 2004 is entitled to one vote for each share registered in the stockholder’s name. On that date there were                      outstanding shares of common stock of Schlumberger, excluding                      shares held in treasury.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting. If a quorum is not present at the meeting, the Board may call a second General Meeting at which the quorum requirement will not apply.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as provided by Netherlands Antilles law, meetings of stockholders are held in the Netherlands Antilles. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

1. Election of Directors

It is intended to fix the number of directors at 10 and to elect a Board of Directors of 10 members, each to hold office until the next Annual General Meeting of Stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, except Tore I. Sandvold, is now a director and was previously elected by the stockholders. Pursuant to the retirement policy under Schlumberger’s Corporate Governance Guidelines, Sven Ullring, who is 68 and has been a director since 1990, is not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 10 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

A majority of the votes cast is required to elect each of the nominees for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board of Directors’ nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

Nominee, Age and Five-Year Business Experience	Director Since
JOHN DEUTCH, 65; Institute Professor, Massachusetts Institute of Technology, Cambridge, Massachusetts. (1)	1997
JAMIE S. GORELICK, 53; Partner, Wilmer Cutler Pickering LLP, an international law firm since July 2003, Vice Chair of Fannie Mae, the largest source of financing for U.S. home mortgages from May 1997 to July 2003, Washington, D.C. (2).	2002
ANDREW GOULD, 57; Chairman and Chief Executive Officer since February 2003, President and Chief Operating Officer, March 2002 to February 2003, Executive Vice President Oilfield Services from January 1999 to March 2002. (3)	2002
TONY ISAAC, 62; Chief Executive, The BOC Group plc, an international portfolio of companies with three business segments consisting of Gases and Related Products, Health Care and Vacuum Technology & Supply Chain Solutions since September 1999, Group Finance Director of the BOC Group plc from October 1994 to September 1999, Surrey, U.K. (4)	2003
ADRIAN LAJOUS, 60; Senior Energy Advisor, McKinsey & Company, Houston, Texas, and President of Petrométrica, an energy consulting company, Mexico City, since January 2001; Special Advisor to the President of Mexico (international oil matters), January 2000 to November 2000; Director and CEO, Pemex, Mexico’s national oil company from 1995 to 1999. (5)	2002
ANDRE LEVY-LANG, 66; Independent Investor since November 1999; Chairman of the Executive Board of Paribas, an international banking group, May 1998 to August 1999, Paris. (6)	1992
DIDIER PRIMAT, 59; President, Primwest Holding N.V., an investment management company, Curaçao, N.A. (7)	1988

TORE I. SANDVOLD, 56; Chairman, Sandvold Energy AS, an advisory company in the energy business since September 2002, Chairman of the Board of Petoro AS, a Norwegian state-owned oil company from May 2001 to September 2002, Director General, Norwegian Ministry of Oil & Energy from 1990 to May 2001, Oslo, Norway. (8)

____
NICOLAS SEYDOUX, 64; Chairman and Chief Executive Officer, Gaumont, a French filmmaking enterprise, Paris. (7)	1982
LINDA GILLESPIE STUNTZ, 49; Partner, Stuntz, Davis & Staffier P.C., a law firm, Washington, D. C. (9)	1993

(1)	Mr. Deutch is a director of Citigroup, a banking and insurance organization, where he serves on its Audit, Public Affairs and Governance and Nominating Committees; Cummins Inc., a manufacturer of diesel engines and components, where he serves on its Technology, Finance and Governance and Nominating Committees; and Raytheon Corporation, a defense technology company, where he serves on its Governance and Nominating and Public Affairs Committees. Mr. Deutch’s adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch’s son was not influenced by John Deutch’s position as a director of the Company.

(2)	Ms. Gorelick is a director of United Technologies Corporation, a provider of high technology products and services to the aerospace industry, where she serves on its Audit, Finance and Public Issues Review Committees and serves on the Harvard Board of Overseers, and the boards of the John D. and Catherine T. MacArthur Foundation, America’s Promise and the Carnegie Endowment for International Peace. She is a member of the National Commission on Terrorism Attacks Upon the United States. Wilmer Cutler Pickering LLP provided legal services to Schlumberger in 2003 but is no longer engaged by the Company.

(3)	Mr. Gould is a director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group, and is a member of its Audit and Remuneration Committees.

(4)	Mr. Isaac is a director of International Power plc and is Chairman of its Audit Committee and serves on its Remuneration and Appointments Committees.

(5)	Mr. Lajous is Chairman of Oxford Institute for Energy Studies, Oxford, U.K.; Senior Energy Advisor at Morgan Stanley, London; and a Senior Fellow at the Kennedy School of Government, Harvard University.

(6)	Mr. Lévy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company, a director and member of the Audit and Compensation Committees of SCOR, a French reinsurance company, and a director of Dexia, a Belgian financial services company.

(7)	Mr. Primat and Mr. Seydoux are cousins.

(8)	Mr. Sandvold is a director of Teekay Shipping Corporation, a leading provider of international crude oil and petroleum product transportation services, where he is a member of its Audit Committee and also serves on the boards of Lambert Energy Advisory Ltd., Ruhrgas Norge AS, Energy Policy Foundation of Norway and Stavanger University College.

(9)

Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company, where she is Chairman of its Finance Committee and is a member of its Executive, Public Policy, and Corporate Governance Committees; a director of Raytheon Company, a defense technology company, and a director of the Electricity Innovation Institute, a nonprofit public benefit corporation engaged in research and technologies related to electricity production, transmission, distribution and utilization.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owners of 5% or more of the common stock.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
FMR Corp. (1)	44,694,259	7.634%
85 Devonshire Street Boston, Massachusetts 02109

(1)	Based on amendment to a Statement on Schedule 13G dated February 17, 2004. Such filing indicates that FMR Corp. has sole voting power with respect to 4,203,618 shares and sole dispositive power with respect to 44,694,259 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the common stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

The following lists the shares of Schlumberger common stock beneficially owned as of January 31, 2004 by all directors and nominees, by each of the named executive officers, and by the directors and executive officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of January 31, 2004, no nominee for director owned more than 1% of the outstanding shares of the Company’s common stock, except Mr. Primat who owned 3.01%. All directors and executive officers as a group owned 3.79% of the outstanding shares of the Company at January 31, 2004.

Name	Shares
Simon Ayat	111,920	(1)
D. Euan Baird	1,939,054	(2)
John Deutch	4,100	(3)
Xavier Flinois	48,337	(4)
Jamie S. Gorelick	1,500
Andrew Gould	622,670	(5)
Tony Isaac	0
Adrian Lajous	1,300	(6)
André Lévy-Lang	5,500
Jean-Marc Perraud	130,832	(7)
Didier Primat	17,658,128	(8)
Tore I. Sandvold	0
Chakib Sbiti	106,757	(9)
Nicolas Seydoux	253,024	(10)
Linda Gillespie Stuntz	6,800	(11)
Sven Ullring	4,905
All directors and executive officers as a group (29 persons)	22,232,751	(12)

(1)	Includes 108,533 shares which may be acquired by Mr. Ayat within 60 days through the exercise of stock options.

(2)	Includes 696,955 shares held in a revocable grantor trust and 1,239,099 shares, which may be acquired by Mr. Baird within 60 days through the exercise of stock options.

(3)	Includes 600 shares owned by Mr. Deutch’s wife, as to which he disclaims beneficial ownership.

(4)	Includes 87,710 shares which may be acquired by Mr. Flinois within 60 days through the exercise of stock options.

(5)	Includes 510,790 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.

(6)	Held in a limited liability company in which Mr. Lajous has an indirect interest.

(7)	Includes 115,633 shares which may be acquired by Mr. Perraud within 60 days through the exercise of stock options.

(8)	Includes 560,000 shares as to which Mr. Primat shares investment power and 4,499,008 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.

(9)	Includes 101,257 shares which may be acquired by Mr. Sbiti through the exercise of stock options.

(10)	Includes 15,364 shares owned by Mr. Seydoux’s wife, as to which he shares voting and investment power.

(11)	Includes 3,000 shares as to which Mrs. Stuntz shares voting power and 300 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee.

(12)	Includes 3,201,109 shares which may be acquired by executive officers as a group within 60 days through the exercise of stock options.

Board of Directors Meetings and Committees

During 2003 the Board of Directors held six meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Technology Committee. During 2003, the Audit Committee met five times; the Compensation Committee met five times; the Finance Committee met once; the Nominating and Governance Committee met three times; and the Technology Committee met twice. All incumbent director nominees attended 100% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served except Didier Primat, who attended 82% of the meetings.

Director Compensation

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each, and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chair of each Committee receives an annual fee of $20,000, rather than the $10,000 annual fee for committee service. From 2001 through 2003, each non-employee director received an annual stock award of 500 shares of Schlumberger common stock. If stockholders approve the adoption of the 2004 Stock and Deferral Plan for Non-Employee Directors at the meeting, each non-employee director will receive an annual stock award of 2,000 shares of Schlumberger common stock or units representing the right to receive those shares. See Item 3.

Director Stock Ownership Guidelines

The Board believes that ownership of stock of the Company by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a Guideline that, within five years after April 22, 2004 or after joining the Board, each Board member own at least 5,000 shares or restricted stock units.

Audit Committee

The Audit Committee is comprised of five independent directors who meet the independence and other requirements of the New York Stock Exchange’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent auditor’s qualifications and independence, and the performance of Schlumberger’s internal audit function and of the independent auditors. The Audit Committee recommends for approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. The Audit Committee has the sole authority and responsibility to appoint, subject to stockholder approval, compensate and oversee the independent auditors, and to pre-approve all engagements, fees and terms for audit and other services provided by the Company’s independent auditors. The independent auditors are accountable to the Audit Committee. Mrs. Stuntz is Chair of the Audit Committee. Ms. Gorelick and Messrs. Isaac, Lévy-Lang and Primat are the other members. The Board of Directors has determined that Messrs. Isaac and Lévy-Lang, who are independent under applicable New York Stock Exchange listing standards, are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee Charter, which was revised in January 2004, has been attached to this Proxy Statement as Appendix 1 and is available on the Company’s website at http://investorcenter.slb.com.

Compensation Committee

The Compensation Committee is comprised of four independent directors who meet the independence and other requirements of the New York Stock Exchange’s listing standards. The Committee assists the Board in discharging its responsibilities with regard to executive compensation and oversight of the general compensation philosophy of the Company and prepares a report on executive compensation to the Company’s stockholders. It is responsible for reviewing and approving the objectives, evaluating the performance, and reviewing and recommending the compensation of the Chief Executive Officer to the Board meeting in executive session. The Compensation Committee also administers the Company’s stock option plans. Mr. Ullring is Chair of the

Compensation Committee. Ms. Gorelick and Messrs. Lajous and Seydoux are the other members. The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee Charter, which was revised in January 2004, has been attached to this Proxy Statement as Appendix 2 and is available on the Company’s website at http://investorcenter.slb.com.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of four independent directors, as defined by the New York Stock Exchange’s listing standards, and assists the Board in identifying individuals qualified to become directors under criteria approved by the Board. The committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders and may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. The Nominating and Governance Committee is responsible for periodically reviewing director compensation and benefits, reviewing corporate governance trends, and recommending to the Board any improvements to the Company’s corporate governance guidelines as it deems appropriate. The Nominating and Governance Committee also recommends directors to serve on and to chair the Board Committees and leads the Board’s appraisal process. Mr. Seydoux is Chair of the Nominating and Governance Committee, and Mrs. Stuntz and Messrs. Deutch and Lajous are the other members. Mr. Gould resigned from the Committee on January 21, 2004. The Nominating and Governance Committee operates pursuant to a written charter. A copy of the Nominating and Governance Committee Charter, which was revised in January 2004, has been attached to this Proxy Statement as Appendix 3 and is available on the Company’s website at http://investorcenter.slb.com.

Finance Committee

The Finance Committee operates under a charter approved by the Board in April 2000 and advises on various matters, including dividend and financial policies and the investment and reinvestment of funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Mr. Lévy-Lang is Chair of the Finance Committee and Messrs. Gould, Lajous and Ullring are the other members.

Technology Committee

The Technology Committee operates under a charter approved by the Board in July 2000 and advises the Board and senior management on various matters including the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology and also advises on research strategy and university relationships. Mr. Deutch is Chair of the Technology Committee and Mr. Lévy-Lang is also a member.

Corporate Governance Matters

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board of Directors, its committees and the Company.

Director Independence

The Board of Directors had determined that each director and nominee is independent, as defined for purposes of the New York Stock Exchange’s listing standards, other than Mr. Gould, who is Chairman and Chief Executive Officer of Schlumberger. In making this determination, the Board affirmatively determined that each independent director or nominee had no material relationship with Schlumberger or management, and that none of the express disqualifications contained in the NYSE rules applied to any of them. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standard are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standard if it:

•	Is a type of relationship addressed in Section 303A 2(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Director Nominations

In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from securities holders is the same as its process for unsolicited recommendations from other sources. In the case of Mr. Sandvold, who is being nominated as a director for the first time this year, a non-management director suggested his name to the Committee as a candidate for nomination. All potential nominees must be considered by the Committee before being contacted by other Company directors or officers as possible nominees and before having their names formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by securities holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to Chair, Nominating and Governance Committee, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624 by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending securities holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues. The Nominating and Governance Committee also believes that the Board membership should include appropriate expertise, and reflect gender, cultural and geographical diversity as well as an appropriate mix of inside and independent directors.

Stockholder Communication with Board Members

The Board has established a process for securities holders to send communications, other than sales-related communications, to one or more of its members. Any such communications should be sent by letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624. All such communications will be forwarded to the Board member or members specified.

Director Presiding at Executive Sessions

The Board of Directors schedules executive sessions without any management members present in conjunction with each regularly scheduled Board meeting, and, at the request of a director. Mr. Nicolas Seydoux, Chair of the Nominating and Governance Committee, presides at these executive sessions of non-management directors.

Director Attendance at Annual Meeting

The Board’s policy regarding director attendance at the Annual General Meeting of Stockholders is that they are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2003, no director attended the Annual General Meeting.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at http://investorcenter.slb.com.

Audit Committee Report

During 2003, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent auditors, PricewaterhouseCoopers LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s senior management and independent auditors the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

The Company’s independent auditors provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed PricewaterhouseCoopers’ independence with them.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Didier Primat
Tony Isaac	Linda G. Stuntz, Chair
André Lévy-Lang

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer, the former Chief Executive Officer and to the next four most highly compensated executive officers for the fiscal years ending December 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($) (5)	Bonus ($) (5)	Securities Underlying Options (#) (6)	All Other Compensation ($) (7)

A. Gould (1) (2) Chairman and Chief Executive Officer	2003 2002 2001	1,500,000 966,667 800,000	1,125,000 300,000 1,120,000	300,000 300,000 100,000	108,000 124,700 95,704

D. E. Baird (1) former Chairman and Chief Executive Officer	2003 2002 2001	125,000 1,500,000 1,500,000	0 450,000 2,000,000	0 250,000 0	224,893 209,500 210,000

C. Sbiti (3) Executive Vice President	2003	559,284	629,195	100,000	49,452

X. Flinois (4) Executive Vice President	2003	520,325	472,195	0	0

J.-M. Perraud Executive Vice President and Chief Financial Officer	2003 2002	550,000 430,395	385,000 84,000	60,000 50,000	38,040 30,301

S. Ayat (3) Vice President, Controller and Business Processes	2003	391,499	274,049	30,000	28,669

1)	Mr. Baird retired on February 1, 2003 and Mr. Gould became Chairman and Chief Executive Officer on that date.

2)	Mr. Gould was President and Chief Operating Officer until February 2003.

3)	Messrs. Sbiti and Ayat are paid in Euros.

4)	Mr. Flinois was paid in Pounds Sterling. In connection with the sale of the Sema business, Mr. Flinois left the company.

5)	Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.

6)	The Company has granted no stock appreciation rights or restricted stock.

7)	The 2003 amounts disclosed in this column include:

(a)	Company contributions to Schlumberger Profit Sharing Plans

(b)	Company contributions to the International Staff Profit Sharing Plan

(c)	Company unfunded credits to the Schlumberger Supplementary Benefit Plan

(d)	Company unfunded matching credits to the Schlumberger Restoration Savings Plan

(e)	Accrued unused vacation payout

	(a)($)	(b)($)	(c)($)	(d)($)	(e)($)
Mr. Gould	12,000	N/A	48,000	48,000	N/A
Mr. Baird	12,000	N/A	11,250	11,250	190,393
Mr. Sbiti	N/A	49,452	0	0	N/A
Mr. Flinois	N/A	0	0	0	N/A
Mr. Perraud	12,000	N/A	13,020	13,020	N/A
Mr. Ayat	N/A	28,669	0	0	N/A

The Company’s matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death or change of control. The amounts accumulated under the Schlumberger Restoration Savings Plan and the International Staff Profit Sharing Plan will be paid upon the satisfaction of certain conditions on termination or retirement, death, disability or change in control.

Stock Option Grants Table

The following table sets forth certain information concerning options granted during 2003 to the named executive officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/SH) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%($)	10%($)
A. Gould	300,000	8.67	41.295	01/15/2013	7,791,061	19,744,078
D. E. Baird	0	—	—	—	0	0
C. Sbiti	100,000	2.89	41.295	01/15/2013	2,597,020	6,581,359
X. Flinois	0	—	—	—	0	0
J.-M. Perraud	60,000	1.73	46.020	07/16/2013	1,736,504	4,400,642
S. Ayat	30,000	0.87	41.295	01/15/2013	779,106	1,974,408

(1)	The Company has not granted any stock appreciation rights. Options listed above become exercisable in installments of 25% each year following the date of grant, except that Mr. Gould’s, Mr. Sbiti’s and Mr. Ayat’s options become exercisable in installments of 20% each year following the date of grant. The gain on Mr. Perraud’s option grant is capped at 125% of the exercise price. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.

(2)	The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options’ dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and

December 31, 2003 Stock Option Value Table

The following table shows certain information concerning options exercised during 2003 by the named executive officers and the number and value of unexercised options at December 31, 2003. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2003 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercises (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-The-Money Options at FY-End ($) (2) Exercisable / Unexercisable
A. Gould	76,880	1,637,750	439,800/ 690,990	2,017,412/ 4,136,048
D. E. Baird	0	—	1,623,749/ 0	23,775,215/ 0
C. Sbiti	0	—	96,643/ 158,198	793,223/ 1,364,210
X. Flinois	0	—	87,710/ 62,791	353,012/ 14,169
J.-M. Perraud	0	—	111,435/ 132,198	1,195,092/ 543,710
S. Ayat	6,594	127,146	102,533/ 84,395	499,798/ 402,750

(1)	Market value of stock on date of exercise less exercise price.

(2)	Closing price of stock on December 31, 2003 ($54.72) less exercise price.

Pension Plans

Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant’s pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee’s length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $124,237 for Mr. Gould, $87,183 for Mr. Sbiti, $62,361 for Mr. Flinois, $12,338 for Mr. Perraud and $45,647 for Mr. Ayat. Mr. Baird’s annual benefit is $37,052.

Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee’s admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee’s length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement (assuming retirement at age 65) are: $4,769 for Mr. Sbiti, $81,932 for Mr. Flinois, $5,107 for Mr. Ayat and, assuming admissible compensation continues at the December 31, 2003 levels, $413,734 for Mr. Gould and $166,216 for Mr. Perraud. Mr. Baird’s annual benefit is $752,295.

Corporate Performance Graph

The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor’s 500 Stock Index and the cumulative total return on Value Line’s Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page         .

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE’S OILFIELD

SERVICES INDUSTRY INDEX

Assumes $100 invested on December 31, 1998 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line’s Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is responsible for reviewing the compensation and benefits of Schlumberger officers and reviewing and approving general compensation and retirement programs, as well as administering the stock option program for all employees. In addition, it is also responsible for reviewing and approving the objectives, evaluating the performance, and reviewing and recommending the compensation of the Chief Executive Officer.

Schlumberger’s compensation philosophy is to pay for performance through competitive programs that relate directly to the Company’s short and long-term goals, and to reward executives, managers and professionals who achieve these goals. Schlumberger’s compensation program has three basic components: base salary, annual cash incentive awards and stock option grants. In line with Schlumberger’s philosophy that annual cash compensation varies with Company performance, base salaries are targeted at the average of the competitive market with cash incentive awards based on individual and Company performance. This combination of base salary and cash incentive is targeted between the 60th and the 75th percentiles of the competitive market in years of strong performance. The addition of stock option awards over a career further provides compensation commensurate with the Company’s long-term performance.

Base salaries are reviewed annually against competitive company information provided by outside consultants. The companies are from broad industry segments in which Schlumberger competes to provide integrated solutions for oilfield, high tech and information technology businesses. There are changes in the survey companies each year due to mergers and acquisitions, as well as the normal movement in and out of surveys at the companies’ volition.

The competitive market used for compensation analyses differs from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Index).

While executive officer base salaries are reviewed annually, they are adjusted less frequently. Except for significant changes in responsibility, the cycle for base salary change is typically three to five years. This less frequent change of base salary emphasizes the at-risk portion of variable compensation.

Mr. Chakib Sbiti became Executive Vice President of Oilfield Services in 2003. His base salary was increased to E500,000 ($559,284). Mr. Jean-Marc Perraud’s base salary was increased to $550,000 to be more competitively positioned against the selected market.

Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives in the preceding year.

The incentive targets of the named executive officers range from 60% to 100%, reflecting the level of responsibility of each position. The incentive awards are calculated as a percentage of base salary and in years of exceptional results may exceed the incentive target.

One-half of the incentive for each executive is based on achievement of financial objectives of the business sector for which the executive has responsibility and/or specific financial goals for the Company. Messrs. Perraud and Ayat had an incentive based on the Company’s financial objective. Messrs. Sbiti and Flinois had a combination of business sector and Company financial goals.

The second half of the incentive relates to objectives that are specific to the executive. These objectives may be strategic or personal and may relate to one-year goals or be interim measures against longer-term objectives. The evaluation of achievement of these objectives is discretionary and subject to the approval of the Committee.

The financial half of the incentive for Messrs. Perraud and Ayat was based on earnings goals for 2003. Messrs. Sbiti and Flinois received payouts commensurate with the financial performance of their business sectors against the established financial objectives and the earnings goals of the Company.

The second half of the incentives for Messrs. Perraud and Ayat was based on the overall performance of the Company, as well as some objectives specific to their areas of responsibility. The second half of the incentives for Messrs. Sbiti and Flinois was based on results of specific financial and business objectives for Oilfield Services and SchlumbergerSema respectively. Mr. Ayat received an additional special award for his work on the divestiture of SchlumbergerSema. The cash compensation for all four named executives places them at or above the median of the competitive market.

Stock options are awarded on a discretionary basis to eligible employees who demonstrate superior performance in their current position, as well as the likelihood of continued high-level performance in the future. Terms of the plan are the same for all employees.

Beginning in 2003 stock option grants will generally be awarded on an annual cycle with additional grants awarded to recognize promotions, substantial changes in responsibility, individual or team achievements and other special circumstances. Previously grants were generally awarded on an 18-month cycle. The annual cycle is more typical of competitive market practice.

In the third quarter of 2003, retroactive to January 1, 2003, the Company adopted FAS 123 for stock option expensing purposes. A cap on the gain of the grant was implemented to reduce expenses, while at the same time maintaining the incentive of the program. The cap is set at 125% of the price on the date of grant. Vesting was changed to 25% each year following the date of grant. Previously grants provided for 20% vesting over five years from the date of grant. In particular circumstances the Company grants awards with different vesting schedules.

The ten-year term remains the same and the option price remains equal to the fair market value on the date of grant.

Messrs. Gould, Sbiti and Ayat received an uncapped grant in January 2003 with 20% vesting over five years from date of grant. Mr. Perraud received a capped grant in July 2003 with 25% vesting over four years from date of grant.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 2003 will result in any material loss of a tax deduction. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company’s stock option plans are believed to be in compliance with the provisions of Section 162(m).

Certain provisions of the Schlumberger Discounted Stock Purchase Plan were changed in 2003 to reduce expenses under FAS 123 accounting. The plan purchase period was reduced from 12 months to 6 months and the discount on the lower of the enrollment date price or the end of period price was reduced from 15% to 7.5%. These changes were implemented to reduce the accounting expense of the plan, and at the same time to maintain the attractiveness of the plan.

Compensation of the Chief Executive Officer

The Compensation Committee reviews and approves the objectives and the performance of the Chief Executive Officer, and sets his compensation subject to Board review.

Mr. Gould participates in the same compensation plans that are provided to other executives, management and professional employees in Schlumberger. In 2003, when Mr. Gould was appointed Chief Executive Officer and Chairman, his base salary was increased to $1,500,000. The annual incentive range for Mr. Gould is 100% of base salary.

One-half of the 2003 incentive award was based on earnings per share goals. Mr. Gould received a payout commensurate with the results achieved against those goals.

The second half of the award reflects the Committee’s evaluation of Mr. Gould’s performance against strategic and business objectives established early in 2003. These specific objectives were a combination of business development, divestitures and financial goals. Disclosure of these objectives could adversely affect the Company’s competitive position.

The cash incentive awarded Mr. Gould for 2003 was $1,125,000. Mr. Gould’s total cash compensation for 2003 places him above the median of the comparator market. In addition, on January 21, 2004, the Compensation Committee awarded Mr. Gould a stock option grant of 415,000 shares with the gain capped at 125% of the exercise price, a ten-year term and 25% vesting each year following the date of grant.

Mr. Gould has no employment agreement with the Company.

During January 2003, Mr. Baird completed his service as Chief Executive Officer, and the compensation listed in the summary compensation table for 2003 represents amounts paid for this final month of service at the base salary rate in effect during 2002.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Sven Ullring, Chair	Adrian Lajous
Jamie S. Gorelick	Nicolas Seydoux

2. Financial Statements

The Company’s Consolidated Balance Sheet as at December 31, 2003, its Consolidated Statement of Income for the year ended December 31, 2003, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2003 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2003 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

1. Approval of the Schlumberger Limited 2004 Stock and Deferral Plan

for Non-Employee Directors

On January 22, 2004, but effective as of April 14, 2004, the Board of Directors adopted the Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors (“2004 Director Plan”), subject to stockholder approval. The 2004 Director Plan was adopted for the purpose of providing our non-employee directors regular grants of shares of common stock (or units representing such shares) in order to:

•	attract and retain directors of outstanding competence and ability; and

•	further align the interests of such directors with the interests of our stockholders generally.

We are requesting that our stockholders approve the 2004 Director Plan. The following is a description of the material provisions of the 2004 Director Plan. The summary that follows is not intended to be complete, and we refer you to the copy of the 2004 Director Plan set forth in Appendix 4 to this proxy statement for a complete statement of its terms and provisions.

As of the date of the 2004 Annual General Meeting, we expect to have nine non-employee directors, all of whom will be eligible to participate in the 2004 Director Plan. The number of individuals who will receive awards under the director plan will depend on the number of non-employee directors serving on the Board of Directors during any given year, and we are unable to determine future award recipients. As of the date of this proxy statement, no awards have been granted under the 2004 Director Plan.

If approved by the stockholders, the 2004 Director Plan will become effective April 14, 2004 and the Schlumberger Limited Stock and Deferral Plan for Non-Employee Directors established in 2001 will be frozen, and no additional awards will be made under that plan.

Administration

The 2004 Director Plan is administered by a committee designated by the Board of Directors, which initially will be the Nominating and Governance Committee. In the absence of such a committee, the 2004 Director Plan will be administered by the Board of Directors. The committee has full and exclusive power and authority to:

•	administer, interpret and waive provisions of the 2004 Director Plan;

•	adopt rules, regulations and guidelines for carrying out the 2004 Director Plan, including to accommodate specific requirements of local laws and procedures in foreign jurisdictions; and

•	determine the eligibility of participants and the amount of any stock award eligible for deferral.

The committee may delegate duties under the 2004 Director Plan to our chief executive officer and other officers, other than its granting authority.

Shares Reserved

An aggregate of 150,000 shares of our common stock is available for stock awards. Shares of our common stock will be made available either from authorized but unissued shares or from treasury shares that have been issued but reacquired by us. The last reported sale price per share of our common stock on February 20, 2004 on the NYSE composite transaction reporting system was $63.11.

Annual Grants

Under the 2004 Director Plan, each eligible director will automatically be granted an annual stock award with respect to 2,000 shares of our common stock, commencing in 2004 if stockholders approve the 2004 Director Plan. The annual stock award may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, each of which will represent the right to receive one share of our common stock. The form of stock award and its terms, conditions and restrictions (including vesting) will be determined by the committee. No more than 30,000 shares of common stock, restricted common stock or restricted stock units may be awarded in any calendar year. In the event that there are an insufficient number of shares reserved to make the automatic grants, the number of shares subject to the stock awards made to each eligible director will be reduced on a pro rata basis.

Deferral of Stock Awards

At the discretion of the committee, a non-employee director may irrevocably elect to defer the receipt of all or part of a stock award by submitting a deferral election in the manner specified by the committee. The deferral election must specify the number of shares of common stock, restricted common stock or restricted stock units, the receipt of which is to be deferred and the period of deferral.

Any deferred stock awards will be credited to a bookkeeping account, which we call a stock account, established for the non-employee director as of the date the shares of common stock, shares of restricted stock or restricted stock units would otherwise have been delivered under the 2004 Director Plan. Stock units will be credited to a director’s stock account with respect to both (i) stock awards consisting of shares of common stock that are deferred under the plan procedures and (ii) stock awards initially consisting of stock units. No interest will be credited to an eligible director’s stock account with respect to any stock units. In the event that a dividend is paid on our common stock during the period that restricted stock units are credited to the eligible director’s stock account, an amount equivalent to the amount of the dividend will be credited to the eligible director’s stock account and the accumulated amount will be paid out without interest at the end of the deferral period.

With respect to stock awards consisting of shares of common stock, the non-employee director may elect that delivery be made or commence on the date of termination of the director’s status as a director or one year after such termination. With respect to stock awards initially consisting of stock units, the committee will determine the date of, and conditions to be satisfied prior to, delivery. Shares of common stock to be delivered at the end of the deferral period, together with a cash payment equal to the amount of any dividends, will be made within 60 days after the end of the deferral period.

In the event that an eligible director dies prior to delivery of all shares and funds, any remaining shares and funds will be delivered to the eligible director’s estate within 60 days following the notification of such eligible director’s death. If an eligible director becomes incompetent, we may deliver shares and funds to a guardian or legal representative, or directly to the director, as determined by the committee.

Adjustments

In the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split, then the following items will be proportionately adjusted to reflect such transaction:

•	the number of restricted stock units relating to common stock,

•	the appropriate fair market value and other price determinations for such restricted stock units,

•	the number of shares reserved for issuance under the 2004 Director Plan, and

•	the limitation on the annual grant of stock awards.

Similar adjustments will be made by the Board of Directors in the event of any other recapitalization or capital reorganization, any consolidation or merger of Schlumberger with another corporation or entity, the adoption by Schlumberger of any plan of exchange affecting any class of common stock or any distribution to holders of any class of common stock of securities or property (other than normal cash dividends or dividends payable in common stock), provided that such adjustments do not increase the value of such items.

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors is authorized to issue or assume restricted stock units by means of substitution of new restricted stock units, as appropriate, for previously issued restricted stock units or an assumption of previously issued restricted stock units as part of such adjustment.

Amendment and Termination

The Board of Directors may amend, modify, suspend or terminate the 2004 Director Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment, modification or termination will, without the consent of the eligible director, impair the rights of any eligible director to the number of restricted stock units credited to such eligible director’s stock account as of the date of such amendment, modification or termination and (ii) no amendment or modification will be effective prior to its approval by the stockholders of Schlumberger to the extent such approval is required by applicable legal requirements or the requirements of any securities exchange on which the common stock is listed. The Board of Directors may at any time and from time to time delegate to the committee any or all of this authority.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2004 Director Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. This summary does not describe any state, local or non-U.S. tax consequences.

In general, a director will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award in an amount equal to the fair market value of the common stock when such stock is received.

Upon the disposition of the common stock acquired pursuant to a stock award, the director will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the director’s tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period begins on the day after the shares of common stock are received by the director.

A director will not have U.S. taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the director receives shares of common stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the common stock or cash received.

Compensation deferred by directors in accordance with the procedures established under the 2004 Director Plan will generally not be included in U.S. income by the directors until unrestricted shares or cash are actually paid to the director. Once payments from the 2004 Director Plan are made upon expiration of the deferral, directors may have U.S. taxable compensation income in the year received to the extent of the fair market value of any shares of common stock received and the amount of any cash payments for dividend equivalents.

Dividends paid on shares of outstanding common stock held by a director will be taxed as dividend income. Cash payments of dividend equivalents with respect to stock units under the 2004 Director Plan will be subject to taxation as ordinary compensation income when received by the director.

To the extent allowable by relevant laws and regulations, Schlumberger may be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. No deduction will be available on any dividends which are paid on outstanding shares of stock and taxable as dividend income to the recipient.

Required Vote and the Board of Directors’ Recommendation

A majority of the votes cast is required for approval of the 2004 Director Plan, provided that the total vote cast on the proposal represents over 50% of all outstanding shares. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes and abstentions could prevent the total votes cast on the proposal from representing over 50% of the outstanding shares, but will not otherwise have an effect on the vote.

The Board of Directors Recommends a Vote FOR Item 3.

Equity Compensation Plan Information

The table below sets forth the following information as of the end of Schlumberger’s 2003 fiscal year for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders. The table does not include information regarding the 2004 Director Plan which is subject to stockholder approval at the Annual General Meeting.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of such outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	37,556,547	$56.497	4,317,569
Equity compensation plans not approved by security holders	N/A	N/A	13,200	(1)
Total	37,556,547	$56.497	4,330,769

(1)	Represents stock awards available for grant under the Stock and Deferral Plan for Non-Employee Directors.

Equity compensation plans approved by our stockholders include the Schlumberger 1989 Stock Incentive Plan as amended, the Schlumberger 1994 Stock Option Plan as amended, the Schlumberger 1998 Stock Option Plan as amended, and the Schlumberger 2001 Stock Option Plan. The only equity compensation plan that has not been approved by our stockholders is the Schlumberger Stock and Deferral Plan for Non-Employee Directors established on April 19, 2001, or the 2001 director plan.

When established, there were 25,000 shares of our common stock available for grant under the 2001 director plan. Non-employee directors are automatically granted 500 shares of our common stock as of the last day of the month following the first Board meeting after our regular annual stockholders meeting. Non-employee directors are entitled to defer the receipt of the annual stock award until up to one year after their termination as a director. During the period of deferral, non-employee directors are credited with any dividends paid on shares of our common stock in the interim, and such dividends are paid out in cash, without interest at the same time that the shares are ultimately delivered. The 2001 director plan is administered by a committee appointed by the Board of Directors. As described above, if the 2004 Director Plan is approved by stockholders, the 2001 director plan will be frozen, and no additional awards will be made under that plan.

4. Appointment of Auditors

PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent auditors to audit the accounts of the Company for the year 2004. A majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2004 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2003 and 2002 annual financial statements and reviews of quarterly financial statements and other audit services and (ii) the other services described below that were billed in 2003 and 2002.

	Year Ended December 31,
	2003	2002
	(in thousands)
Audit Fees (1)	$18,960	$11,989
Audit-Related Fees (2)	4,280	1,486
Tax Fees (3)	1,593	1,462
All Other Fees (4)	2,538	2,146

	$27,371	$17,083

(1)	Includes fees for carve out audits of $9.4 million in 2003 and $4.9 million in 2002.

(2)	Consists of fees for employee benefit plan audits, due diligence relating to acquisition transactions, non-audit accounting related advice, internal controls reviews and other items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other tax services.

(4)	Consists primarily of expatriate tax services, tax certificates and other agreed upon procedures.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers’ independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all engagements of Schlumberger’s independent auditors to provide services to the company and its subsidiaries. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2003, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

The Board of Directors Recommends a Vote FOR Item 4.

Stockholder Proposals for 2005 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2005 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 153 East 53 Street, 57th Floor, New York, New York 10022-4624, no later than November 10, 2004. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2004 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 24, 2005.

Other Matters

Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Ellen Summer Secretary

New York, N.Y.

March 10, 2004

Appendix 1

Audit Committee Charter

Committee Membership

The Audit Committee of the Board of Directors of Schlumberger shall consist of at least three Directors. The members of the Committee shall be appointed by the Board, upon the recommendation of the Nominating and Governance Committee and may be removed by the Board at its discretion. All members of the Committee shall, in the Board’s judgment, meet the applicable independence requirements of the New York Stock Exchange (“NYSE”) and all other applicable laws and regulations, and shall have sufficient financial experience and ability at the time of appointment to the Committee, or within a reasonable period of time thereafter, to discharge their responsibilities. No member of the Committee may serve on more than two other audit committees of listed company boards. At least one member of the Committee shall, in the Board’s judgment, qualify as an “audit committee financial expert” as defined by applicable regulations and summarized in Appendix A.

The Committee’s Purpose

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of Schlumberger’s financial statements, legal and regulatory compliance, the independent auditor’s qualifications and independence, and the performance of Schlumberger’s internal audit function and of the independent auditors.

Committee Authority and Responsibilities

The authority and responsibilities of the Audit Committee are:

1.	To recommend, for stockholder approval, the independent auditor to audit the accounts of the Company for the year. The Committee shall have the sole authority and responsibility to appoint, compensate, retain, and oversee the independent auditors, and to pre-approve all engagements, fees and terms for audit and other services provided by the Company’s independent auditors. The Committee shall establish pre-approval procedures consistent with applicable law and regulation, and may delegate pre-approval of permitted services to one or more of its members, subject to review by the Committee at its next meeting.

2.	To evaluate the independence and qualification of the independent auditor, based upon discussions with the auditing firm and management, and on review of periodic reports by the independent auditor describing all circumstances or relationships between the independent auditor and Schlumberger or its management that are relevant to a determination of independence, as well as a report on the firm’s internal quality-control; including any material issues raised by relevant internal or peer quality-control reviews, or in any registration with, or inquiry or investigation by, governmental or professional authorities.

3.	To review with the independent auditor the scope and results of its audit, and any audit problems or difficulties and management’s response (including resolution of any disagreement between management and the auditor regarding financial reporting).

4.	To discuss the Schlumberger annual audited financial statements and quarterly financial statements with management and the independent auditor, including Schlumberger’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other matters required to be reviewed under applicable legal, regulatory or NYSE requirements, and all matters raised by the independent auditors pursuant to applicable standards, and to determine whether to recommend to the Board that the audited financial statements be included in Schlumberger’s annual report on Form 10-K.

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5.	To review with management, the internal audit department and the independent auditor the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls.

6.	To discuss with management Schlumberger’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

7.	To discuss with management and the independent auditor Schlumberger’s earnings press releases, as well as the type of financial information and earnings guidance, if any, provided to analysts and rating agencies.

8.	To review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

9.	To set policies for the hiring of employees or former employees of the Company’s independent auditors.

10.	To review with the internal audit department the status and results of the annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources.

11.	To establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters.

12.	To prepare an annual committee report for the Schlumberger annual proxy statement.

Committee Meetings, Support, Delegation and Evaluation

13.	The Audit Committee shall meet at least quarterly, keep minutes of its proceedings and report regularly to the Board.

14.	The Audit Committee may invite to its meetings any director, officer of the Company or such other person as it deems appropriate to assist it in performing its responsibilities.

15.	The Audit Committee shall meet separately in executive session with representatives of the Company’s independent auditors and representatives of the Company’s internal audit department at least quarterly, and with representatives of management periodically as the Committee deems appropriate. The Committee shall also have unlimited access, as appropriate, to Schlumberger management, its internal audit department, and other Schlumberger personnel.

16.	The Audit Committee has the authority to retain independent legal, accounting or other consultants in its sole discretion and to approve related fees and retention terms. The Committee shall also receive any funding it deems necessary or appropriate for ordinary administrative expenses.

17.	The Audit Committee may delegate specific responsibilities to one or more individual Audit Committee members to the extent permitted by law, regulation, NYSE Listing Standards and the Articles of Incorporation of the Company.

18.	The Audit Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review annually the adequacy of this charter and recommend any changes that it deems appropriate to the Board for approval.

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APPENDIX A

AUDIT COMMITTEE FINANCIAL EXPERT

1.	An “audit committee financial expert” means a member of the Audit Committee who has all of the following attributes:

i.	An understanding of GAAP and financial statements;

ii.	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

iii.	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Schlumberger’s financial statements, or experience actively supervising one or more persons engaged in such activities;

iv.	An understanding of internal controls and procedures for financial reporting; and

v.	An understanding of audit committee functions.

2.	The required attributes described in 1 above must have been acquired through one or more of the following:

i.	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

ii.	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

iii.	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

iv.	Other relevant experience.

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Appendix 2

Compensation Committee Charter

Committee Membership

The Compensation Committee of the Board of Directors of Schlumberger shall consist of at least three Directors. The members of the Committee and its Chair shall be appointed by the Board, upon the recommendation of the Nominating and Governance Committee, and may be removed by the Board at its discretion. All members of the Committee shall, in the Board’s judgment, meet the applicable independence requirements of the New York Stock Exchange (“NYSE”), and all other applicable laws and regulations.

The Committee’s Purpose

The purpose of the Committee is to assist the Board in discharging its responsibilities with regard to executive compensation, oversee the general compensation philosophy of Schlumberger, serve as the Stock Option Committee under Schlumberger’s stock option plans, and report on executive compensation to the Company’s stockholders.

Committee Authority and Responsibilities

The authority and responsibilities of the Compensation Committee are:

1.	To review and approve the objectives, evaluate the performance, and review and recommend the compensation of Schlumberger’s Chief Executive Officer to the full Board meeting in an executive session of independent directors. The Committee bases its recommendations regarding CEO compensation on:

i.	CEO performance in light of those objectives,

ii.	Schlumberger financial and business progress, and relative stockholder returns,

iii.	the CEO’s compensation in prior years, and

iv.	review of compensation practices in businesses similar to those of Schlumberger.

2.	To review the compensation and benefits of Schlumberger’s officers.

3.	To review incentive compensation and equity based plans, and to advise management and the Board on the design and structure of Schlumberger’s compensation and benefits programs and policies.

4.	To administer and make awards under Schlumberger’s stock option plans.

5.	To prepare the annual report on executive compensation required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Meetings, Support, Delegation and Evaluation

The Compensation Committee shall meet at least three times a year, or more often as circumstances require, keep minutes of its proceeding and report regularly to the Board.

The Compensation Committee may invite to its meetings any director, officer of the Company or such other person as it deems appropriate to assist it in performing its responsibilities, and has the authority to retain independent

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compensation or other consultants to assist it in its responsibilities, and to approve related fees and other retention provisions.

The Compensation Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, regulation, NYSE Listing Standards and the Articles of Incorporation of the Company.

The Compensation Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review annually the adequacy of this charter and recommend any changes that it deems appropriate to the Board for approval.

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Appendix 3

Nominating and Governance Committee Charter

Committee Membership

The Nominating and Governance Committee of the Board of Directors of Schlumberger shall consist of at least three Directors. The members of the Committee and its Chair shall be appointed by the Board and may be removed by the Board at its discretion. All members of the Committee shall, in the Board’s judgment, meet the applicable independence requirements of the New York Stock Exchange.

The Committee’s Purpose

The purpose of the Nominating and Governance Committee is to assist the Board in identifying individuals qualified to become Directors under the criteria approved by the Board, nominate Directors to serve on and to chair the Board Committees, periodically review director compensation and benefits, review corporate governance trends, and recommend to the Board any improvements to the Company’s corporate governance guidelines as it deems appropriate.

Committee Authority and Responsibilities

The authority and responsibilities of the Nominating and Governance Committee are:

1.	To lead the search for individuals qualified to become members of the Board. In obtaining the names of possible new nominees, the Committee may make its own inquiries and may solicit suggestions from other Directors, management, stockholders and other sources. The Committee will establish and maintain procedures for the submission of unsolicited recommendations for nominees, including appropriate deadlines and the type of information that must be provided with recommendations. All potential nominees must first be considered by the Committee before being contacted as possible nominees and before having their names formally considered by the full Board.

2.	To evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise; gender, cultural and geographical diversity; and balance of inside, outside and independent directors and considering the general qualifications of the potential nominees, including:

(a)	Integrity and honesty,

(b)	The ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole,

(c)	Recognized leadership in business or professional activity,

(d)	A background and experience which will complement the talents of the other Board members,

(e)	Willingness and capability to take the time to actively participate in Board and Committee meetings and related activities,

(f)	Ability to work professionally and effectively with other Board members and Schlumberger management,

(g)	Availability to remain on the Board long enough to make an effective contribution,

(h)	Absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues, and see that all necessary and appropriate inquiries are made into the backgrounds of such candidates.

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3.	To periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board.

4.	To recommend to the Board the number and names of proposed nominees for election as Director at the Annual Meeting of Stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy.

5.	To consider the resignation of a director who has changed his or her principal occupation and inform the Board as to whether or not the Committee recommends that the Board accept the resignation.

6.	To review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members.

7.	To monitor trends and best practices in corporate governance, periodically review the corporate governance guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws, and in the policies and practices of the Board.

8.	To monitor trends and best practices in Director compensation, benefits and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with the Corporate Governance Guidelines.

9.	To annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its Committees. The Committee shall oversee the annual assessment of Board effectiveness and report to the Board.

10.	To periodically review and make recommendations to the Board regarding new Director orientation and Director continuing education.

11.	To annually recommend to the Board following the annual meeting of stockholders, Committee membership and chairs and review periodically with the Board Committee rotation practices. The Committee also has the authority and responsibility to recommend to the Board, as needed, the formation of ad hoc committees of the board to deal with specific issues, as well as the membership and chairs of ad hoc committees, and for the assignment of specific tasks that fall outside the scope of the Committees to individual members of the Board.

12.	To approve the membership of any executive director or officer on a non-SLB listed company board, and to be timely informed by non-executive directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board.

Committee Meetings, Support, Delegation and Evaluation

The Nominating and Governance Committee shall meet at least two times a year, or more often as circumstances require, keep minutes of its proceedings and report regularly to the Board.

The Nominating and Governance Committee may invite to its meetings any director, officer of the Company or such other person as it deems appropriate to assist it in performing its responsibilities, and has the authority to retain independent search or other consultants to assist it in identifying potential Director nominees, and to terminate any such search, in its sole discretion, and to approve related fees and other retention provisions.

The Nominating and Governance Committee may delegate specific responsibilities to one or more individual Committee members to the extent permitted by law, regulation, NYSE Listing Standards and the Articles of Incorporation of the Company.

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The Nominating and Governance Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review annually the adequacy of this charter and recommend any changes that it deems appropriate to the Board for approval.

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Appendix 4

SCHLUMBERGER LIMITED

2004 STOCK AND DEFERRAL PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Established Effective April 14, 2004)

ARTICLE I

PURPOSES OF PLAN AND DEFINITIONS

1.1 Purpose. Schlumberger Limited established this 2004 Stock and Deferral Plan for Non-Employee Directors (the “Plan”) for the purpose of providing non-employee directors of the Company with regular grants of shares of the common stock of the Company (or units representing such shares) and the opportunity to defer a portion of their compensation, in order to provide greater incentives for those Directors to attain and maintain the highest standards of performance, to attract and retain Directors of outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company, to further the identity of interests of such Directors with those of the Company’s stockholders generally, and to reward such Directors for outstanding performance. The Plan has been established effective April 14, 2004, subject to the approval of the stockholders of the Company at the April 2004 annual meeting.

1.2 Definitions.

“Annual Director Award Date” means the last day of the calendar month in which occurs the first Board meeting following the regular annual general meeting of the stockholders of the Company.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Committee” means such committee as is designated by the Board to administer the Plan in accordance with Article II, or if no such committee is designated, the Board.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Schlumberger Limited, a Netherlands Antilles corporation.

“Determination Date” means the date on which delivery of a Participant’s deferred Stock Awards is made or commences, as determined in accordance with Section 5.1.

“Director” means an individual who is serving as a member of the Board.

“Effective Date” means April 14, 2004.

“Eligible Director” means each Director who is not an employee of the Company or of any of its subsidiaries.

“Participant” means an Eligible Director who is granted Stock Awards pursuant to Article III.

“Stock Account” means the bookkeeping account maintained for each Participant to record certain amounts deferred by the Participant in accordance with Article IV hereof.

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“Stock Award” means an award of shares of Common Stock, restricted Common Stock or restricted Stock Units pursuant to Article III.

“Stock Unit” means a unit which represents the right to receive one share of Common Stock under such terms and conditions as may be prescribed by the Committee and this Plan.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.1 Committee. This Plan shall be administered by the Committee.

2.2 Committee’s Powers. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions which are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations, and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee shall also have the full and exclusive power to adopt rules, procedures, guidelines and sub-plans to this Plan relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures in foreign jurisdictions. The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Stock Awards a Participant may elect to defer, or waive any restriction or other provision of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

2.3 Committee Determinations Conclusive. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

2.4 Committee Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 2.5 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

2.5 Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan (other than its granting authority described in Article III) pursuant to such conditions or limitations as the Committee may establish.

ARTICLE III

STOCK AWARDS

3.1 Shares Available. There shall be available for Stock Awards during the term of this Plan an aggregate of 150,000 shares of Common Stock. Shares of Common Stock will be made available from either the Company’s authorized but unissued shares or treasury shares that have been issued but reacquired by the Company.

3.2 Annual Grants. On each Annual Director Award Date, each Eligible Director shall automatically be granted a Stock Award with respect to 2,000 shares of Common Stock in the form of a number of shares of Common Stock, restricted Common Stock or restricted Stock Units, with the form of such Stock Award to be determined by the Committee; provided, however, that no more than 30,000 shares of Common Stock, restricted Common Stock or restricted Stock Units may be awarded in any calendar year. The Stock Award shall be subject to such terms, conditions and restrictions (including

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vesting) as the Committee may determine in its discretion in connection with such award. In the event that on any Annual Director Award Date there are an insufficient number of shares reserved to make the automatic grants contemplated by this section, the number of shares subject to the Stock Awards made to each Eligible Director shall be reduced on a pro rata basis.

ARTICLE IV

DEFERRAL ELECTION AND ACCOUNTS

4.1 Deferral Election. A Director, at the discretion of the Committee, may irrevocably elect to defer the receipt of all or part of a Stock Award by submitting a Deferral Election in the manner specified by the Committee. The Deferral Election (i) shall specify the number of shares of Common Stock the receipt of which the Participant elects to defer, (ii) shall designate the period of deferral among the choices provided in Section 5.1, and (iii) may not be revoked or modified without the prior written approval of the Committee.

4.2 Timing of Elections. For the initial grants of Stock Awards in 2004 pursuant to Section 3.2, Deferral Elections must be made no later than April 13, 2004. For annual grants of Stock Awards pursuant to Section 3.2 after 2004, Deferral Elections must be made no later than the last day of the calendar year preceding the Annual Director Award Date. For newly appointed directors, Deferral Elections must be completed no later than the date 15 days after commencement of services as a Director. The Committee shall be authorized to adopt such other rules and limitations as it shall determine are necessary or appropriate with respect to the timing of elections to defer Stock Awards under the Plan.

4.3 Establishment of Accounts. The Company shall also set up an appropriate record (hereinafter called the “Stock Account”) which will from time to time reflect the name of each Participant and the number of restricted Stock Units and, if applicable, dividend equivalents credited to such Participant pursuant to Section 4.4.

4.4 Crediting of Deferred Stock Awards or Restricted Stock Unit Awards. Any Stock Awards deferred pursuant to a Deferral Election as described in Section 4.1 shall be credited to the Participant’s Stock Account as of the date the shares would otherwise have been delivered pursuant to Article III in the form of a number of restricted Stock Units equal to the number of shares of Common Stock deferred, and any restricted Stock Units awarded pursuant to Section 3.2 shall also be credited to a Participant’s Stock Account as of such date. No interest will be credited to a Participant’s Stock Account with respect to any restricted Stock Units. In the event that a dividend is paid on Common Stock during the period that restricted Stock Units are credited to the Participant’s Stock Account, an amount equivalent to the amount of the dividend will be credited to the Participant’s Stock Account and the accumulated amount will be paid out without interest at the end of the period of deferral.

4.5 Adjustments.

(a) Exercise of Corporate Powers. The existence of this Plan and any outstanding restricted Stock Units credited hereunder shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of restricted Stock Units

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relating to such class of Common Stock; (ii) the appropriate fair market value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under this Plan in Section 3.1 and (iv) the limitation designated in Section 3.2 of this Plan shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting any class of Common Stock or any distribution to holders of any class of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of restricted Stock Units relating to such class of Common Stock; (ii) the appropriate fair market value and other price determinations for such restricted Stock Units; (iii) the number of shares reserved for issuance under this Plan in Section 3.1 and (iv) the limitation designated in Section 3.2 of this Plan to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such items. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume restricted Stock Units by means of substitution of new restricted Stock Units, as appropriate, for previously issued restricted Stock Units or an assumption of previously issued restricted Stock Units as part of such adjustment.

ARTICLE V

DELIVERY OF DEFERRED SHARES

5.1 Period of Deferral. With respect to (a) Stock Awards deferred pursuant to Section 4.1, a Participant may elect that delivery of deferred Stock Awards credited to the Participant under the Plan be made or commence at (i) a date that is one year following the date of the termination of the Participant’s status as a Director of the Company, or (ii) the date of the termination of the Participant’s status as a Director of the Company, and (b) restricted Stock Units granted pursuant to Section 3.2, the Committee shall determine the date or conditions as of which shares represented by such restricted Stock Units will be delivered (the date elected or selected by the Participant or the Committee, as applicable, to be known as the “Determination Date”). Delivery of shares will be made within 60 days after the Determination Date.

5.2 Delivery of Deferred Stock Awards. As of the Determination Date, the aggregate number of restricted Stock Units and, if applicable, dividend equivalents credited to a Participant’s Stock Account as of such Determination Date shall be calculated. A Participant shall receive delivery of a number of shares of Common Stock equal to the aggregate number of restricted Stock Units and a cash payment equal to the amount of the aggregate dividend equivalents.

5.3 Death Prior to Payment. In the event that a Participant dies prior to delivery of all shares and funds deliverable pursuant to the Plan, any remaining shares and funds shall be delivered to the Participant’s estate within 60 days following the Company’s notification of the Participant’s death.

5.4 Delivery to Incompetents. To the extent allowed under applicable law, should the Participant become incompetent, the Company shall be authorized to deliver shares and funds deliverable pursuant to the Plan to a guardian or legal representative of such incompetent, or directly to such incompetent, whichever manner the Committee shall determine in its sole discretion.

ARTICLE VI

MISCELLANEOUS

6.1 Unfunded Plan. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. To the extent that a Participant acquires a right to receive delivery of shares from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an

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unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.2 Title to Funds Remains with Company. Amounts credited to each Participant’s Stock Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such amounts will remain with the Company and the Company’s only obligation will be to make timely delivery to Participants in accordance with the Plan.

6.3 Statement of Account. A statement will be furnished to each Participant annually on such date as may be determined by the Committee stating the balance of Stock Account as of a recent date designated by the Committee.

6.4 Assignability. Except as provided in Section 5.3, no right to receive delivery of shares hereunder shall be transferable or assignable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the U.S. Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of any benefit under this Plan in violation of this Section 6.4 shall be null and void.

6.5 Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment, modification or termination shall, without the consent of the Participant, impair the rights of any Participant to the number of restricted Stock Units credited to such Participant’s Stock Account as of the date of such amendment, modification or termination and (ii) no amendment or modification shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s Common Stock is listed. The Board may at any time and from time to time delegate to the Committee any or all of this authority under this Section 6.5.

6.6 Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of New York.

6.7 Tax and Social Insurance. Participants are responsible for any and all tax or social insurance due on Stock Awards or restricted Stock Units under this Plan. Participants shall pay or make arrangements to satisfy all withholding obligations of the Company related to this Plan. The Company has the authority to satisfy any withholding obligations from funds or shares of Common Stock deliverable pursuant to this Plan or other cash compensation due a Participant, if applicable.

6.8 Effect on Prior Plan’s Term. Effective as of the date of stockholder approval of the Plan as contemplated in the last sentence of Section 1.1, the Schlumberger Limited Stock and Deferral Plan for Non-Employee Directors, as established effective April 19, 2001 (the “Prior Plan”), shall be frozen, and no additional Stock Awards shall be made under the Prior Plan.

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SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES)

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF INCOME

	(Stated in thousands except per share amounts)
Year Ended December 31,	2003	2002	2001
Revenue
Operating	$13,892,604	$13,117,562	$13,755,926
Interest and other income	166,493	139,068	242,258

	14,059,097	13,256,630	13,998,184

Expenses
Cost of goods sold and services	11,419,873	13,525,742	10,816,096
Research & engineering	556,124	595,675	653,928
Marketing	350,996	353,622	396,312
General	662,224	640,641	660,092
Debt extinguishment costs	167,801	—	—
Interest	334,336	367,973	384,896

	13,491,354	15,483,653	12,911,324

Income (Loss) from continuing operations before taxes and minority interest	567,743	(2,227,023)	1,086,860
Taxes on income	209,386	282,070	564,461

Income (Loss) from continuing operations before minority interest	358,357	(2,509,093)	522,399
Minority interest	114,200	91,879	(28,545)

Income (Loss) from Continuing Operations	472,557	(2,417,214)	493,854
Income (Loss) from Discontinued Operations	(89,555)	97,219	28,363

Net Income (Loss)	$383,002	$(2,319,995)	$522,217

Basic earnings per share:
Income (Loss) from Continuing operations	$0.81	$(4.18)	$0.86
Income (Loss) from Discontinued Operations	(0.15)	0.17	0.05

Net Income (Loss)	0.66	(4.01)	0.91
Add back amortization of goodwill	—	—	0.50

Adjusted earnings (loss) per share	$0.66	$(4.01)	$1.41

Diluted earnings per share:
Income (Loss) from Continuing operations	$0.81	$(4.18)	$0.85
Income (Loss) from Discontinued Operations	(0.15)	0.17	0.06

Net Income (Loss)	0.66	(4.01)	0.91
Add back amortization of goodwill	—	—	0.50

Adjusted earnings (loss) per share	$0.66	$(4.01)	$1.41

Average shares outstanding	583,904	578,588	574,328
Average shares outstanding assuming dilution	586,491	578,588	580,214

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES)

AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET

		(Stated in thousands)
December 31,	2003	2002
ASSETS
Current Assets
Cash	$234,192	$168,110
Short-term investments	2,874,781	1,567,906
Receivables less allowance for doubtful accounts (2003—$128,199; 2002—$172,871)	2,568,425	3,489,406
Inventories	796,559	1,043,057
Deferred taxes	315,350	435,887
Other current assets	341,973	481,074
Assets held for sale	3,237,841	—

	10,369,121	7,185,440

Fixed Income Investments, held to maturity	223,300	407,500
Investments in Affiliated Companies	776,965	687,524
Fixed Assets less accumulated depreciation	3,799,711	4,663,756
Multiclient Seismic Data	505,784	1,018,483
Goodwill	3,284,254	4,229,993
Intangible Assets	403,319	558,664
Deferred Taxes	316,277	147,013
Other Assets	362,595	536,822

	$20,041,326	$19,435,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,247,545	$4,580,762
Estimated liability for taxes on income	807,938	625,058
Dividend payable	110,511	109,565
Long-term debt—current portion	889,678	452,577
Bank & short-term loans	521,490	682,956
Liabilities held for sale	1,217,568	—

	6,794,730	6,450,918

Long-term Debt	6,097,418	6,028,549
Postretirement Benefits	614,850	544,456
Other Liabilities	254,709	251,607

	13,761,707	13,275,530

Minority Interest	398,330	553,527

Stockholders’ Equity
Common Stock	2,258,488	2,170,965
Income retained for use in the business	5,505,744	5,560,712
Treasury stock at cost	(1,508,239)	(1,578,358)
Accumulated other comprehensive loss	(374,704)	(547,181)

	5,881,289	5,606,138

	$20,041,326	$19,435,195

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES)

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS

		(Stated in thousands)
Year Ended December 31,	2003	2002	2001
Cash flows from operating activities:
Income (loss) from continuing operations	$472,557	$(2,417,214)	$493,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization [1]	1,570,851	1,533,406	1,875,559
Gain on the sale of Grant Prideco stock	(1,320)	—	—
Non-cash charges and gains on sale of businesses	439,976	3,196,923	271,174
Gain on sale of drilling rigs	—	(86,858)	—
Earnings of companies carried at equity, less dividends received	(74,596)	(64,280)	(61,715)
Deferred taxes	(12,286)	(48,702)	17,595
Provision for losses on accounts receivable	53,303	66,425	56,619
Change in operating assets and liabilities:
(Increase) decrease in receivables	(74,118)	542,669	(907,535)
Decrease (increase) in inventories	96,606	72,383	(259,290)
(Increase) decrease in other current assets	(47,274)	47,938	(8,048)
(Decrease) increase in accounts payable and accrued liabilities	(535,121)	(592,878)	204,751
Increase in estimated liability for taxes on income	175,857	28,470	12,626
Increase in postretirement benefits	70,394	39,659	28,417
Other—net	(21,830)	(144,158)	(162,602)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,112,999	2,173,783	1,561,405

Cash flows from investing activities:
Purchases of fixed assets	(1,025,264)	(1,357,741)	(2,036,508)
Multiclient seismic data capitalized	(149,765)	(344,705)	(416,188)
Capitalization of intangible assets	(77,104)	(169,354)	(29,782)
Sales/retirements of fixed assets & other	213,895	276,022	30,824
Sale of Grant Prideco stock	105,590	—	—
PIGAP settlement	58,000	—	—
Proceeds from the sale of Hanover Compressor note	176,955	—	—
Acquisition of Sema plc	—	(132,155)	(4,778,498)
Other business acquisitions	—	(44,431)	(452,951)
Other acquisition related payments	—	(70,340)	—
Proceeds from business divestitures	298,674	259,271	902,953
Proceeds from the sale of drilling rigs	58,100	95,000	—
Option payment on sale of drilling rigs	—	24,900	—
Sale (purchase) of investments, net	(1,145,700)	51,334	2,430,911

NET CASH USED IN INVESTING ACTIVITIES	(1,486,619)	(1,412,199)	(4,349,239)

Cash flows from financing activities:
Dividends paid	(437,023)	(433,134)	(430,328)
Proceeds from employee stock purchase plan	132,741	107,810	78,965
Proceeds from exercise of stock options	39,752	67,275	42,795
Proceeds from issuance of convertible debentures (net of fees)	1,399,612	—	—
Payment of debt extinguishment costs	(167,801)	—	—
Proceeds from issuance of long-term debt	2,041,304	933,709	4,815,028
Payments of principal on long-term debt	(3,399,773)	(1,179,321)	(2,092,670)
Net (decrease) increase in short-term debt	(167,150)	(308,623)	370,608

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(558,338)	(812,284)	2,784,398

Discontinued operations	(8,415)	34,520	32,796

Net increase (decrease) in cash before translation effect	59,627	(16,180)	29,360
Translation effect on cash	6,455	6,586	(12,374)
Cash, beginning of year	168,110	177,704	160,718

Cash, end of year	$234,192	$168,110	$177,704

1 Includes multiclient seismic data costs.

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES)

AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

							(Stated in thousands)
				Accumulated Other Comprehensive Income (Loss)
	Common Stock		Retained Income
	Issued	In Treasury		Marked to Market	Pension Liability	Translation Adjustment	Comprehensive Income (Loss)
Balance, January 1, 2001	$1,963,905	$(1,752,961)	$8,223,476	$—	$—	$(139,204)	$732,550

Translation adjustment						(171,930)	$(171,930)
RMS disposition						73,865	73,865
Derivatives marked to market				(49,569)			(49,569)
Sales to optionees less shares exchanged	17,130	25,420
Shares granted to Directors	156	89
Proceeds from employee stock plans	46,397	32,568
Net income			522,217				522,217
Dividends declared ($0.75 per share)			(430,927)
Tax benefit on stock options	17,849

Balance, December 31, 2001	2,045,437	(1,694,884)	8,314,766	(49,569)	—	(237,269)	$374,583

Translation adjustment						(55,422)	$(55,422)
Reed Hycalog disposition						22,063	22,063
Derivatives marked to market				(33,291)			(33,291)
Minimum pension liability (US/UK Plans)					(313,564)		(313,564)
Tax benefit on minimum pension liability					110,000		110,000
Investment in Grant Prideco stock				9,871			9,871
Sales to optionees less shares exchanged	25,410	41,671
Shares granted to Directors	129	65
Proceeds from employee stock plans	58,056	49,754
Net loss			(2,319,995)				(2,319,995)
Dividends declared ($0.75 per share)			(434,059)
Technoguide acquisition	34,496	25,036
Tax benefit on stock options	7,437

Balance, December 31, 2002	2,170,965	(1,578,358)	5,560,712	(72,989)	(203,564)	(270,628)	$(2,580,338)

Translation adjustment						201,503	$201,503
Derivatives marked to market				60,356			60,356
Minimum pension liability (US/UK Plans)					(114,236)		(114,236)
Tax benefit on minimum pension liability					34,725		34,725
Sale of investment in Grant Prideco stock				(9,871)			(9,871)
Sales to optionees less shares exchanged	15,335	24,271
Shares granted to Directors	81	65
Proceeds from employee stock plans	51,302	45,783
Cost of employee stock plans	13,229
Net income			383,002				383,002
Dividends declared ($0.75 per share)			(437,970)
Tax benefit on stock options	7,576

Balance, December 31, 2003	$2,258,488	$(1,508,239)	$5,505,744	$(22,504)	$(283,075)	$(69,125)	$555,479

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES)

AND SUBSIDIARY COMPANIES

SHARES OF COMMON STOCK

			Shares Outstanding
	Issued	In Treasury
Balance, January 1, 2001	667,085,793	(94,361,099)	572,724,694
Employee stock purchase plan	—	1,752,833	1,752,833
Shares granted to Directors	—	4,800	4,800
Shares sold to optionees	8,385	1,399,686	1,408,071

Balance, December 31, 2001	667,094,178	(91,203,780)	575,890,398
Employee stock purchase plan	—	2,677,842	2,677,842
Shares granted to Directors	—	3,500	3,500
Shares sold to optionees	10,490	2,243,400	2,253,890
Acquisition of Technoguide	—	1,347,485	1,347,485

Balance, December 31, 2002	667,104,668	(84,931,553)	582,173,115
Employee stock purchase plan	—	2,464,088	2,464,088
Shares granted to Directors	—	3,500	3,500
Shares sold to optionees	1,320	1,306,305	1,307,625

Balance, December 31, 2003	667,105,988	(81,157,660)	585,948,328

See the Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1. Business Description

Founded in 1927, Schlumberger Limited is a global technology services company consisting of four business segments: first, Schlumberger Oilfield Services, one of the leading providers of technology services and solutions to the international petroleum industry; second, WesternGeco provides comprehensive worldwide reservoir imaging, monitoring, and development services, with extensive seismic crews and data processing centers as well as a large multiclient seismic library. Services range from 3D and time-lapse (4D) seismic surveys to multi-component surveys for delineating prospects and reservoir management; WesternGeco is 70% owned by Schlumberger and 30% owned by Baker Hughes; third, SchlumbergerSema, an IT services company providing consulting and systems integration services, and network and infrastructure solutions, primarily to the global energy sector, and other regional markets spanning the finance and public sectors and fourth, the Other business segment which principally comprises the Axalto (Smart Cards and Point-of-Sale Terminals), Electricity Meters, Business Continuity, Infodata, Telecom Software Products, Water Services, Essentis and Pay Phones businesses, all of which are in active divestiture negotiations.

On September 22, 2003, Schlumberger announced the signing of an agreement with Atos Origin for the sale of the SchlumbergerSema business. The sale closed on January 29, 2004.

2. Summary of Accounting Policies

The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America.

Discontinued Operations

In July 2003, Schlumberger completed the sale of its NPTest semiconductor testing business to a partnership led by Francisco Partners and Shah Management. The proceeds were $220 million in cash. Additionally, the partnership has a contingent obligation to make a further payment to Schlumberger upon a subsequent qualifying disposition or an initial public offering of NPTest by the partnership, under certain circumstances. The results of NPTest are reported as Discontinued Operations in the Consolidated Statement of Income and include a net loss of $12 million on the sale. The net assets were $202 million.

In August 2003, Schlumberger completed the sale of its Verification Systems business by a proceed-free management buyout. The results of Verification Systems are reported as Discontinued Operations in the Consolidated Statement of Income and include a net loss of $18 million on the sale. The net assets were $17 million.

In October 2003, Schlumberger completed the sale of its e-City ‘pay & display’ parking solutions business to Apax Partners.The proceeds were $84 million in cash. The results of e-City are reported as Discontinued Operations in the Consolidated Statement of Income and include a net loss of $56 million on the sale. The net assets were $120 million, including a $65 million allocation of goodwill.

In December, 2002, Schlumberger completed the sale of its Reed Hycalog drillbits business. The proceeds included $259 million in cash and 9.7 million shares of Grant Prideco common stock with a value of $103 million. The results for the Reed Hycalog operations are reported as Discontinued Operations in the Consolidated Statement of Income and, in 2002, include results of operations of $32 million and gain on sale of $66 million. The net assets were $185 million.

Revenue and operating income (loss) from discontinued operations for 2003, 2002 and 2001 were as follows:

	(Stated in thousands)
	2003	2002	2001
e-City:
Revenue	$99,388	$124,500	$121,575
Operating income (loss)	$(4,328)	$(1,224)	$7,826

NPTest & Verification Systems:
Revenue	$120,318	$240,113	$180,865
Operating income (loss)	$967	$909	$(11,045)

Reed Hycalog:
Revenue	$—	$212,433	$244,639
Operating income	$—	$31,553	$31,582

Principles of Consolidation

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20%—50% owned companies are carried on the equity method and classified in Investments in Affiliated Companies. The pro rata share of Schlumberger after-tax earnings is included in Interest and other income. All inter-company accounts and transactions have been eliminated.

Reclassifications

Certain items from prior years have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, Schlumberger evaluates its estimates, including those related to bad debts, valuation of inventories and investments, recoverability of goodwill and intangible assets, income tax provision and deferred taxes, profit assumptions on long-term percentage-of-completion contracts, contingencies and litigation and actuarial assumptions for employee benefit plans. Schlumberger bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Products and Services Revenue

Schlumberger’s products and services are generally sold based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other significant post delivery obligations. Revenue is recognized for products upon delivery, customer acceptance and when title passes. Revenue is recognized when services are rendered and collectibility is reasonably assured.

Certain revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as services are provided. Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price contracts is recognized over the contract term based on the percentage of the cost of services provided during the period compared to the total estimated cost of services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimated.

Software Revenue

Revenue derived from the sale of licenses for its software, maintenance and related services may include installation, consulting and training services.

If services are not essential to the functionality of the software, the revenue for each element of the contract is recognized separately based on its respective vendor specific objective evidence of fair value when all of the following conditions are met: a signed contract is obtained, delivery has occurred, fee is fixed and determinable and collectibility is probable.

If an ongoing vendor obligation exists under the license arrangement, or if any uncertainties with regard to customer acceptance are significant, revenue for the related element is deferred based on its vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is determined as being the price for the element when sold separately. If vendor specific objective evidence of fair value does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

Multiple Element Arrangement and Collectibility

Many sales are generated from complex contractual arrangements that require significant revenue recognition judgments, particularly in the areas of multiple element arrangements. Revenues from contracts with multiple element arrangements, such as those including installation and integration services, are recognized as each element is earned based on the relative fair value of each element and when the delivered elements have stand alone value to the customers.

The assessment of collectibility is particularly critical in determining whether revenue should be recognized in the current market environment. As part of the revenue recognition process, Schlumberger determines whether trade and notes receivables are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to sell the receivables. In situations where Schlumberger has the ability to sell the receivables without recourse, revenue is recognized to the extent of the value Schlumberger could reasonably expect to realize from the sale. Schlumberger defers revenue and related costs when it is uncertain as to whether it will be able to collect or sell the receivable. Schlumberger defers revenue but recognizes costs when it determines that the collection or sale of the receivable is unlikely.

Translation of Non-US Currencies

The Oilfield Services and WesternGeco segments functional currency is primarily the US dollar. The SchlumbergerSema segment and Other segment functional currencies are primarily local currencies. All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders’ Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Schlumberger’s policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 2003 results were transaction gains of $1 million, compared with losses of $2 million and $7 million in 2002 and 2001, respectively.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit partially offsets the unrealized currency gains or losses on those assets and liabilities. On December 31, 2003, contracts were outstanding for the US dollar equivalent of $2.2 billion in various foreign currencies. These contracts mature on various dates in 2004.

Investments

Both short-term investments and fixed income investments, held to maturity comprise primarily eurodollar time deposits, certificates of deposit and commercial paper, euronotes and eurobonds, substantially all denominated in US dollars. They are stated at cost plus accrued interest, which approximates market. Substantially all the investments designated as held to maturity that were purchased and matured during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gains/losses on such securities at December 31, 2003 were not significant.

For purposes of the Consolidated Statement of Cash Flows, Schlumberger does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

Inventories

Inventories are stated at average cost or at market, whichever is lower. Inventory consists of materials, supplies and finished goods.

Fixed Assets and Depreciation

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured or assembled by subsidiaries of Schlumberger. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Multiclient Seismic Data

Schlumberger capitalizes the cost of obtaining multiclient surveys. Such costs are charged to Cost of goods sold and services based on a percentage of estimated total revenue that Schlumberger expects to receive from the sales of such data. The carrying value of individual surveys is reviewed, at least annually, and adjustments to the value are made based upon the revised estimated revenues for the surveys.

Capitalized Software

The costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established, generally when all of the planning, designing, coding and testing activities that are necessary in order to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements are completed. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overheads. Total capitalized internally developed software costs was $47 million at December 31, 2003 of which $33 million was deferred in 2003.

Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on the greater of the straight-line method or the sales ratio method over the estimated useful life. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.

Schlumberger capitalizes certain costs of internally developed software. Capitalized costs include purchased materials and services, payroll and payroll related costs and interest costs. The costs of internally developed software is amortized on a straight-line basis over the estimated useful life which is principally 6 years.

Impairment of Long-lived Assets

On an annual basis Schlumberger reviews the carrying value of its long-lived assets, including goodwill, intangible assets and investments. In addition, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be recoverable, a review is performed. Schlumberger assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

In accordance with SFAS 142 (Goodwill and Other Intangible Assets), which was adopted by Schlumberger commencing January 1, 2002, goodwill ceased to be amortized.

Taxes on Income

Schlumberger and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made. Any effect of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of the deferred tax asset will not be realized in the future, Schlumberger provides a corresponding valuation allowance against deferred tax assets.

Approximately $2.3 billion of consolidated income retained for use in the business on December 31, 2003 represented undistributed earnings of consolidated subsidiaries and the pro rata Schlumberger share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Concentration of Credit Risk

Schlumberger’s financial instruments which potentially subject the company to concentration of credit risk consist primarily of accounts receivable. Schlumberger maintains an allowance for uncollectible accounts receivable based on expected collectibility and performs ongoing credit evaluations of its customers’ financial condition.

Earnings per Share

Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income, as adjusted for the interest on convertible debentures unless the adjustment is anti-dilutive, by the average number of common shares outstanding assuming dilution, the calculation of which assumes (i) that all stock options which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period, and (ii) the convertible debentures have been converted unless the effect is anti-dilutive.

The following is a reconciliation from basic earnings per share to diluted earnings per share from continuing operations for each of the last three years:

	(Stated in thousands except per share amounts)
	Income (loss) from Continuing Operations	Average Shares Outstanding	Earnings (loss) Per Share from Continuing Operations
2003
Basic	$472,557	583,904	$0.81

Dilutive effect of convertible debentures	15,938	10,566
Dilutive effect of options		2,587

	$488,495	597,057	$0.82
less: Anti-dilutive effect of convertible debentures	(15,938)	(10,566)	(0.01)

Diluted	$472,557	586,491	$0.81

2002
Basic	$(2,417,214)	578,588	$(4.18)

Dilutive effect of options		—

Diluted[1]	$(2,417,214)	578,588	$(4.18)

2001
Basic	$493,854	574,328	$0.86

Dilutive effect of options		5,886

Diluted	$493,854	580,214	$0.85

1 There is no dilution of shares or earnings per share in 2002 due to the net loss.

Adjusted Net Income

The following is a reconciliation of reported net income (loss) to adjusted net income (loss) following the adoption of SFAS 142 (Goodwill and Other Intangible Assets) on January 1, 2002.

	(Stated in thousands)
	2003	2002	2001
Reported Net Income (Loss)	$383,002	$(2,319,995)	$522,217
Goodwill amortization	—	—	291,574

Adjusted Net Income (Loss)	$383,002	$(2,319,995)	$813,791

Research & Engineering

All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures. Included in 2001 expenditures was a charge of $25 million for in-process R&D related to the Bull CP8 acquisition.

New Accounting Standards

In July 2002, the Financial Accounting Standards Board issued SFAS 146 (Accounting for Costs Associated with Exit or Disposal Activities). The standard required companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, (Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity [including Certain Costs Incurred in a Restructuring]). SFAS 146 replaced Issue 94-3. Schlumberger adopted SFAS 146 prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, FASB Interpretation No. 45 (Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others) was issued. It requires certain accounting and disclosures of guarantees to third parties including indebtedness. The interpretation is effective on a prospective basis for guarantees issued or modified after December 31, 2002. The implementation of this interpretation did not have a material effect on Schlumberger’s financial position or results of operations.

In January 2003, the Emerging Issues Task Force (EITF) issued No. 00-21 (Accounting for Revenue Arrangements with Multiple Deliverables). This EITF establishes the criteria for recognizing revenue in arrangements when several items are bundled into one agreement. EITF 00-21 does not allow revenue recognition unless the fair value of the undelivered element(s) is available and the element has stand-alone value to the customer. EITF 00-21 also provides guidance on allocating the total contract revenue to the individual elements based upon the available fair value of each deliverable. The implementation of this pronouncement did not have a material impact on Schlumberger’s financial position or results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No.46, (Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51). The primary objective of the interpretation is to provide guidance on the identification of, and financial reporting for entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (VIE’s). FIN 46 provides guidance that determines (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, or other existing authoritative guidance, or, alternative, (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. Schlumberger does not believe that the adoption of this statement will have a material effect on the financial position or results of operations.

In April 2003, the Financial Accounting Standards Board issued SFAS No. 149 (Amendment of Statement 133 on Derivative Instruments and Hedging Activities) which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities). SFAS 149, which is to be applied prospectively, is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this new standard did not have a material impact on Schlumberger’s results of operations or financial position.

In May 2003, the Financial Accounting Standards Board, issued SFAS No. 150, (Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity). The Standard specifies that instruments within its scope embody obligations of the issues and therefore, the issuer must classify them as liabilities. The Standard was effective July 1, 2003, and had no material effect on Schlumberger’s financial position.

In January 2004, the Financial Accounting Standards Board issued FSP No. FAS 106-1 (Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003). The statement permits the deferral of accounting related to the effects of the legislation until the earlier of issuance of final accounting guidance by the FASB or a significant plan amendment/curtailment event requiring remeasurement, occurring after January 31, 2004. Schlumberger expects the new legislation will significantly reduce future postretirement medical costs.

3. Hanover Compressor Company

In August 2001, Schlumberger sold its Oilfield Services worldwide gas compression activity to Hanover Compressor Company. The proceeds included 8.7 million shares of Hanover Compressor common stock, with a value at closing of $173 million, which is restricted from marketability until August 30, 2004, and a $150 million long-term subordinated note maturing December 15, 2005.

In the fourth quarter of 2003, Schlumberger sold the subordinated note for $177 million and realized a pretax gain of $32 million ($20 million after-tax).

At December 31, 2003 the carrying value of Schlumberger’s investment in Hanover Compressor common stock exceeded the market value. As required by generally accepted accounting principles (SFAS 115), Schlumberger wrote down its investment to the fair market value of $91.4 million at December 31, 2003 and recorded a pretax and after-tax charge of $81.2 million.

As part of the sale agreement, Hanover Compressor had an option to put its interest in the PIGAP II joint venture in Venezuela back to Schlumberger if certain financing conditions were not met. Hanover Compressor did not exercise this option.

4. Charges – Continuing Operations

Schlumberger recorded the following charges/credits in continuing operations:

In December 2003, a pretax gain of $32 million ($20 million after-tax, $0.03 per share – diluted) resulting from the sale of the Hanover Compressor note. The pretax gain is classified in Interest and other income in the Consolidated Statement of Income.

In December 2003, a pretax and after-tax charge of $81 million ($0.13 per share – diluted) relating to the write-down to fair market value of Schlumberger’s investment in Hanover Compressor common stock. The write-down was required by SFAS 115 as the decline in the market value of the stock is “other than temporary” and is classified in Cost of goods sold and services in the Consolidated Statement of Income.

In September 2003, a pretax multiclient library impairment charge of $398 million ($205 million, $0.34 per share – diluted, after a tax credit of $106 million and a minority interest of $88 million), following an evaluation of current and expected future conditions in the seismic sector, a pretax seismic vessel impairment charge of $54 million ($38 million, $0.06 per share – diluted, after a minority interest credit of $16 million) and a $31 million pretax and after-tax gain ($0.05 per share – diluted) on the sale of a drilling rig. The pretax amounts are classified in Cost of goods sold and services in the Consolidated Statement of Income.

Between June 12 and July 22, 2003 subsidiaries of Schlumberger launched and concluded tender offers to acquire three series of outstanding European bonds; $1.3 billion of principal was repurchased for a total cost of $1.5 billion, which included the premium, and issuing and tender costs. The total charge on the tenders was $168 million, of which $81.5 million was recorded in the second quarter of 2003, when the first tender closed, with the balance of $86.3 million recorded in the third quarter of 2003.

The total of the above 2003 charges was $440 million. A summary is as follows:

(Stated in millions)

Gain on sale of Hanover Compressor note	$(32)
Writedown of Hanover Compressor stock	81
Multiclient seismic library impairment	398
Seismic vessel impairment	54
Gain on sale of rig	(31)
Bond repurchase premium and costs	168

Charges before tax and Minority interest	638
Tax	(94)
Minority interest	(104)

$440

In December 2002, a net charge of $3,081 million ($5.30 per share). On December 10, 2002, Schlumberger announced that the Board of Directors had approved an updated strategy for its SchlumbergerSema business segment. The new strategic plan outlook, current business values and the reorganization of SchlumbergerSema constitute significant events that required an impairment analysis to be performed in accordance with FAS 142. SchlumbergerSema was ‘valued’ on a stand-alone basis; each reporting unit within SchlumbergerSema was valued using a discounted cash flow analysis based on a long-term forecast prepared by SchlumbergerSema management with the assistance of a third party valuation expert. The implied multiples yielded by the discounted cash flow analysis were compared to observed trading multiples of comparable companies and recent transactions in the IT services industry to assess the fair value of the reporting units. The fair value was below the book value. As a result, goodwill was written down to its estimated fair value based on Schlumberger’s valuation. The impairment of goodwill mainly reflects the current difficulties of the telecommunications industry and the severely depressed market values of the IT companies serving SchlumbergerSema’s sector. Certain intangible assets were also identified and written down as part of this process.

Schlumberger recorded severance, facility and other costs in an effort to reduce costs at SchlumbergerSema and WesternGeco. These costs related to expenses that offer no future benefit to the ongoing operations of these businesses. During the fourth quarter, Schlumberger also recorded an impairment charge, to reflect a change in the business projections of the WesternGeco business, related to capitalized multiclient seismic library costs, a deferred tax valuation allowance and other costs.

The total of the above 2002 charges was $3,168 million. A summary, including the gain on the sale of drilling rigs of $87 million, is as follows:

Goodwill impairment	$2,638
Intangibles impairment	147
SchlumbergerSema severance & other	97
WesternGeco severance & other	117
Multiclient seismic library impairment	184
Other	42

Charges before tax and minority interest	3,225
Tax[1]	33
Minority interest	(90)

3,168
Gain on sale of drilling rigs	(87)

$3,081

[1] Includes deferred tax valuation allowance of $94 million.

The above charges before tax and minority interest and the gain on sale of drilling rigs are recorded in Cost of goods sold & services.

In March 2002, a charge of $29 million (pretax $30 million and minority interest credit of $1 million; $0.05 per share – diluted) related to the financial/economic crisis in Argentina where in January, the government eliminated all US dollar contracts and converted US dollar denominated accounts receivable into pesos. As a result, Schlumberger’s currency exposure increased significantly. With currency devaluation, an exchange loss (net of hedging) on net assets, primarily customer receivables, was incurred. In addition, a provision was recorded for downsizing facilities and headcount. The small SchlumbergerSema exposure in Argentina was also provided for. The pretax change is classified in Cost of goods sold and services in the Consolidated Statement of Income.

In December 2001, a pretax credit of $119 million (net—$5 million after-tax and minority interest, $0.01 per share – diluted), consisting primarily of the following:

•	A credit of $223 million ($117 million after-tax) from the sale of the former Resource Management Services North American Water division.

•	A pretax charge of $43 million ($37 million after-tax) for employee termination costs, principally in Europe and the US, related to Oilfield Services and SchlumbergerSema in response to the prevailing business conditions.

•	A tax charge for reorganization costs of $29 million.

•	A further pretax charge of $28 million ($20 million after-tax) related to the second quarter estimated loss on the divestiture of certain Resource Management Services businesses following the actual closing in the fourth quarter.

•	A $33 million pretax asset write-down ($23 million after-tax and minority interest) for technological impairment related to certain Land seismic assets in the newly formed joint venture.

In September 2001, a pretax credit of $42 million (after-tax $3 million) representing the gain on the sale of the worldwide gas compression business, partially offset by an impairment charge relating to the expected disposition of certain activities. The proceeds from the sale of the worldwide gas compression business included $274 million in cash, a $150 million long-term subordinated note and newly issued Hanover Compressor Company shares with a value of $173 million. The shares have a three year marketability restriction. As part of the transaction, Schlumberger agreed that the financing of a certain joint venture project (PIGAP II) would be non-recourse to the buyer and would be executed prior to December 31, 2002. Accordingly, Schlumberger was obligated with respect to the financing to guarantee 30% (approximately $80 million) until the project was completed in late 2002. If as of December 31, 2002 refinancing had not become non-recourse to the buyer or the project has not achieved substantial completion, the buyer has an option to put its interest in such joint venture back to Schlumberger. The gain on the sale of this joint venture was deferred and recognized in 2003.

In June 2001, a charge of $280 million ($0.48 per share – diluted) for the estimated impairment charge from the disposition of certain Resource Management Services businesses (Electricity and Water outside North America and worldwide Gas businesses). This charge included the write-off of goodwill ($139 million) and cumulative translation adjustment ($79 million).

In March 2001, a charge of $25 million ($0.04 per share – diluted) for in-process research and development related to the Bull CP8 acquisition.

The above 2001 pretax amounts are recorded: an aggregated $119 million charge in Cost of goods sold and services, a $25 million charge in Research & engineering and a $10 million credit in Minority interest.

An analysis of the December 2002 pretax severance and facility charges is as follows:

	($ stated in millions)

	Severance		Facilities
	Amount	People	Amount
Charges	$94.5	3,492	$42.8
Paid in December 2002	32.9	1,643	6.6

Balance December 31, 2002	61.6	1,849	36.2
Paid/reversed in 2003	60.6	1,841	25.1

Balance December 31, 2003	$1.0	8	$11.1

At December 31, 2003, the Severance balance of $1.0 million is classified as Accounts Payable and Accrued Liabilities and the Facilities balance of $11.1 million is classified in Liabilities held for sale on the Consolidated Balance Sheet.

The December 2001 charge included severance costs of $41 million (775 people) which have been paid.

5. Acquisitions

Acquisition of Sema plc

On April 6, 2001, the offer for the shares of Sema plc was declared unconditional in all respects. The aggregate consideration for the acquisition of 100% of the issued Sema shares was $5.15 billion (including expenses of the transaction) which was financed from existing cash resources and borrowings under a $3 billion credit facility.

The aggregate value of goodwill and identifiable intangibles comprised the following:

(Stated in billions)
Cost (including expenses)	$5.15
Purchase accounting adjustments	0.34
Net tangible assets acquired	(0.30)

$5.19

Purchase accounting adjustments consisted primarily of severance costs ($84 million – 1781 people), facility reductions ($33 million), pension plan adjustments ($136 million) and tax restructuring costs ($50 million). At December 31, 2001, $26 million (593 people) of the severance costs had been paid. All remaining severance costs were paid in 2002.

For financial reporting purposes, Schlumberger included the results of operations of Sema in its consolidated accounts commencing April 1, 2001. If Sema had been included in the consolidated financial statements of Schlumberger from January 1, consolidated revenue for the twelve months ended December 31, 2001 would have increased by $538 million (unaudited) to $14.3 billion (unaudited) and consolidated net income would have decreased by approximately $140 million (unaudited), to $382 million (unaudited), related primarily to increased interest expense and amortization of intangibles, and lower interest income.

Other Acquisitions

During 2002, subsidiaries of Schlumberger acquired the following:

•	In March, Inside Reality, a Norwegian based company specializing in virtual reality technology for the oil and gas industry. The acquisition price was $18 million in cash. Assets acquired included intangible assets of $18 million.

•	In April, DBR International Inc., a Canadian based company which manufacturers fluid analysis equipment and provides fluid analysis consulting services to the oil and gas industry. The acquisition price was $12 million in cash. Assets acquired included $6 million of goodwill.

•	In April, A. Comeau and Associates, a Canadian based provider of electrical engineering products and services for artificially lifted wells. The purchase price was $6 million in cash. Assets acquired included goodwill of $6 million.

•	In December, Technoguide AS, a software leader in the reservoir modeling domain. The purchase price was $68 million comprising of $8 million in cash and 1.35 million shares of Schlumberger stock valued at $60 million. Assets acquired included goodwill of $23 million and $44 million of intangible assets (primarily Intellectual Property).

These acquisitions were accounted for using the purchase method of accounting.

During 2001, subsidiaries of Schlumberger acquired the following:

•	In March, Bull CP8, a market leader in microprocessor-based smart cards and associated systems applications for the banking, mobile communications and network security industries. The acquisition price was $313 million in cash. Assets acquired included identifiable intangibles (primarily patents) of $136 million and goodwill of $140 million. In-process R&D, which aggregated $25 million, was charged to expense in the first quarter.

•	In June, Infosynergy ASA, a Norwegian based company specializing incustomer information and billing systems integration. The acquisition price was $29 million in cash. Assets acquired included goodwill of $29 million.

•	In September, Sensor Highways Limited, a UK based market leader in the design, manufacture and deployment of a new generation of fiber optic sensors specializing in real-time data solutions to the oil and gas, process and power distribution industries. The acquisition price was $100 million, consisting of $70 million in cash and $30 million in notes. Assets acquired included identifiable intangibles of $48 million and goodwill of $50 million.

•	In September, Phoenix Petroleum Services, a UK based leader in providing tools, technologies and techniques for optimizing production in artificially lifted wells, particularly those using submersible pumps. The acquisition price was $33 million in cash. Assets acquired included goodwill of $26 million.

These acquisitions were accounted for using the purchase method of accounting.

Pro forma results pertaining to the above acquisitions are not presented as the impact was not significant.

6. Sale of SchlumbergerSema to Atos Origin

On September 22, 2003, Schlumberger announced the signing of an agreement with Atos Origin for the sale of the SchlumbergerSema business.

On January 29, 2004 the sale transaction was completed. As consideration for the transaction, Schlumberger received €443 million ($550 million) in cash which included a working capital adjustment, and 19.3 million shares of common stock of Atos with a value of €1.02 billion ($1.275 billion), which represented approximately 29% of the outstanding common shares of Atos Origin after the transaction was completed. Schlumberger expects the result of the sale will be a gain which will be recorded as part of Discontinued Operations in the first quarter of 2004.

On February 2, 2004 Schlumberger sold 9.6 million of the Atos Origin shares for a net consideration of €500 million ($625 million). As a result of this sale, Schlumberger’s investment was reduced to approximately 15% of the outstanding common shares of Atos Origin. Schlumberger will account for the remaining investment in Atos Origin on the cost method.

7. Investments in Affiliated Companies

Schlumberger and Smith International Inc. operate a drilling fluids joint venture of which Schlumberger owns a 40% interest and records income using the equity method of accounting. Schlumberger’s investment on December 31, 2003 and 2002 was $657 million and $592 million, respectively. Schlumberger’s equity income from this joint venture in 2003 was $52 million, $48 million in 2002 and $51 million in 2001.

8. Investments

The Consolidated Balance Sheet reflects the Schlumberger investment portfolio separated between current and long term, based on maturity. Under normal circumstances it is the intent of Schlumberger to hold the investments until maturity, with the exception of investments which are considered trading (December 31, 2003—$151 million; December 31, 2002—$0).

Fixed income investments of $223 million mature in 2005.

On December 31, 2003, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

9. Securitization

In September 2000, a wholly owned subsidiary of Schlumberger entered into an agreement to sell, on an ongoing basis, up to $220 million of an undivided interest in its accounts receivable, and subsequently amended up to $250 million. The amount of receivables sold under this agreement totaled $224 million at December 31, 2003 and $155 million at December 31, 2002. Unless extended by amendment, the agreement expires in September 2004.

10. Inventory

A summary of inventory follows:

(Stated in millions)
As at December 31	2003	2002
Raw Materials & Field Materials	$778	$1,010
Work in Process	96	118
Finished Goods	62	138

	936	1,266
Less reserves for obsolescence	139	223

	$797	$1,043

11. Assets held for sale and Liabilities held for sale

On September 22, 2003, Schlumberger announced the signing of an agreement, with Atos Origin, for the sale of its SchlumbergerSema business. On January 29, 2004 the sale transaction was completed. In accordance with generally accepted accounting principles, the assets and liabilities which will be eliminated from the Schlumberger Consolidated Balance Sheet subsequent to the sale have been aggregated and presented on the Consolidated Balance Sheet at December 31, 2003 as Assets held for sale ($3.24 billion) and Liabilities held for sale ($1.22 billion).

An analysis of the Assets and Liabilities held for sale is as follows:

(Stated in millions)
Assets held for sale

Receivables	$978
Inventories	37
Other current assets	159
Fixed assets	481
Goodwill	1,334
Intangible assets	158
Deferred taxes	35
Other assets	56

$3,238

Liabilities held for sale

Accounts payable and accrued liabilities	$1,066
Liability for taxes on income	14
Other liabilities	133
Minority interest	5

$1,218

12. Fixed Assets

A summary of fixed assets follows:

(Stated in millions)
As at December 31,	2003	2002
Land	$56	$63
Buildings & Improvements	1,239	1,225
Machinery & Equipment	9,682	10,314

Total cost	10,977	11,602
Less accumulated depreciation	7,177	6,938

	$3,800	$4,664

The estimated useful lives of Buildings & Improvements are primarily 30 to 40 years. For Machinery & Equipment, 12% is being depreciated over 16 to 25 years, 10% over 10 to 15 years and 78% over 2 to 9 years.

13. Multiclient Seismic Data

The change in the carrying amount of multiclient seismic data is as follows:

(Stated in millions)
	2003	2002
Balance at beginning of year	$1,018	$1,029
Capitalized in year	150	345
Charged to cost of sales	(263)	(172)
Impairment, charged to income	(399)	(184)

Balance at end of year	$506	$1,018

14. Goodwill

In June 2001, SFAS 142 (Goodwill and Other Intangible Assets) was issued, and adopted by Schlumberger commencing January 1, 2002. Amortization of goodwill and workforce ceased with effect from January 1, 2002. Assembled workforce, net of deferred taxes, of $175 million was reclassified to Goodwill.

Amortization of goodwill and other intangibles included in Schlumberger’s results are as follows:

(Stated in millions)
	Pretax
	2003	2002	2001
Goodwill	$—	$—	$270
Workforce	—	—	32
Other intangibles	104	72	45

	$104	$72	$347

The change in the carrying amount of goodwill is as follows:

	(Stated in millions)
	2003	2002
Balance at beginning of year	$4,230	$6,261

Reclassification of Assembled Workforce, net of deferred taxes[1]	—	175
Impairment, charged to income	—	(2,638)
Impact of change in exchange rates	488	370
Reclassified to Assets held for sale	(1,334)	—
Other, including acquisitions and divestitures	(100)	62

Balance at end of year	$3,284	$4,230

[1]	Following adoption of SFAS 142 on January 1, 2002.

The changes in the carrying amount of goodwill by business segment in 2003 is as follows:

			(Stated in millions)
	Oilfield Services	Western- Geco	Schlumberger Sema	Other	Total
Balance at beginning of year	$1,877	$215	$1,562	$576	$4,230
Other[1]	588	14	(228)	14	388
Reclassified to Assets held for sale	—	—	(1,334)	—	(1,334)

Balance at end of year	$2,465	$229	$—	$590	$3,284

[1]	Including acquisitions, divestitures and impact of change in exchange rates.

The changes in the carrying amount of goodwill by business segment in 2002 is as follows:

			(Stated in millions)
	Oilfield Services	Western- Geco	Schlumberger Sema	Other	Total
Balance at beginning of year	$1,771	$209	$3,952	$329	$6,261
Reclasification of Assembled Workforce, net of deferred taxes	—	—	175	—	175
Impairment, charged to income	—	—	(2,618)	(20)	(2,638)
Other[1]	106	6	53	267	432

Balance at end of year	$1,877	$215	$1,562	$576	$4,230

[1]	Including other acquisitions, divestitures and impact of change in exchange rates.

15. Intangible Assets

A summary of intangible assets follows:

	(Stated in millions)
As at December 31,	2003	2002
Gross book value	$796	$953
Less: Accumulated amortization	393	394

	$403	$559

The amortization charged to income was $104 million in 2003 and $118 million in 2002.

Intangible assets principally comprise patents, software, technology and other. At December 31, the gross book value, accumulated amortization and amortization periods of intangible assets were as follows:

			(Stated in millions)
	2003		2002
	Gross Book Value	Accumulated Amortization	Gross Book Value	Accumulated Amortization	Amortization Periods
Software	$401	$146	$458	$164	5—10 years
Technology	178	76	242	81	5—10 years
Patents	171	143	174	124	5—10 years
Other	46	28	79	25	1—15 years

	$796	$393	$953	$394

The weighted average amortization period for all intangible assets is approximately 7.5 years. Amortization charged to income for the subsequent five years is estimated, based on the December 31, 2003 Gross Book Value, to be 2004—$99 million, 2005—$77 million, 2006—$61 million, 2007—$47 million and 2008—$37 million.

16. Long-term Debt

A summary of long-term debt by currency, analyzed by Bonds, Commercial Paper (CP) and Other, at December 31 follows:

							(Stated in millions)
	2003				2002
	Bonds	CP	Others	Total	Bonds	CP	Others	Total
US dollar	$2,422	$1,475	$335	$4,232	$997	$724	$407	$2,128
Euro	665	6	284	955	1,399	442	237	2,078
UK pound	339	24	135	498	676	579	122	1,377
Canadian dollar	93	—	—	93	116	—	75	191
Japanese yen	—	—	46	46	—	—	58	58
Norwegian kroner	—	—	221	221	—	—	—	—
Other	—	—	52	52	—	—	197	197

	$3,519	$1,505	$1,073	$6,097	$3,188	$1,745	$1,096	$6,029

On June 9, 2003, Schlumberger Limited issued $850 million aggregate principal amount of 1.5% Series A Convertible Debentures due June 1, 2023 and $450 million aggregate principal amount of 2.125% Series B Convertible Debentures due June 1, 2023. On July 2, 2003, Schlumberger Limited issued an additional $125 million aggregate principal amount of the Series A debentures pursuant to an over-allotment option.

The debentures were sold to Citigroup Global Markets Inc. and Goldman Sachs & Co. pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. The debentures were resold, with registration rights, by the initial purchasers in transactions exempt from registration under Rule 144A of the Securities Act. The aggregate offering price of the debentures was $1.425 billion, the initial purchasers’ discount was $25.4 million and the net proceeds to Schlumberger Limited were $1.4 billion.

The Series A debentures and the Series B debentures are convertible, at the holders’ option, into shares of common stock of Schlumberger Limited. Holders of the Series A debentures may convert their debentures into common stock at a conversion rate of 13.8255 shares for each $1,000 principal amount of Series A debentures (equivalent to an initial conversion price of $72.33 per share). Holders of the Series B debentures may convert their debentures into common stock at a conversion rate of 12.5 shares for each $1,000 principal amount of Series B debentures (equivalent to an initial conversion price of $80.00 per share). Each conversion rate may be adjusted for certain events, but it will not be adjusted for accrued interest.

On or after June 6, 2008 (in the case of the Series A debentures) or June 6, 2010 (in the case of the Series B debentures), Schlumberger may redeem for cash all or part of the applicable series of debentures, upon notice to the holders, at the redemption prices of 100% of the principal amount of the debentures, plus accrued and unpaid interest to the date of redemption. On June 1, 2008, June 1, 2013, and June 1, 2018 holders of Series A debentures may require Schlumberger to repurchase their Series A debentures. On June 1, 2010, June 1, 2013 and June 1, 2018 holders of Series B debentures may require Schlumberger to repurchase their Series B debentures. The repurchase price will be 100% of the principal amount of the debentures plus accrued and unpaid interest to the repurchase date. The repurchase price for repurchases on

June 1, 2008 (in the case of the Series A debentures) and June 1, 2010 (in the case of the Series B debentures) will be paid in cash. On the other repurchase dates, Schlumberger may choose to pay the repurchase price in cash or common stock or any combination of cash and common stock. In addition, upon the occurrence of a Fundamental Change, holders may require Schlumberger to repurchase all or a portion of their debentures, in cash or, at Schlumberger’s election, common stock valued at 99% of its market price or any combination of cash and common stock, at a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to the redemption date. The debentures will mature on June 1, 2023 unless earlier redeemed or repurchased.

Between June 12 and July 22, 2003, certain subsidiaries of Schlumberger launched and concluded a tender offer on three of its outstanding European bonds. The companies bought back $1.3 billion of principal of these bonds for a total cost of $1.5 billion, which includes the premium, and issuing and tender costs. The total charge on the tender was $168 million.

Commercial paper borrowings are classified as long-term debt to the extent of their backup by available and unused committed facilities maturing in more than one-year and the intent to maintain these obligations for longer than one year.

Long-term debt on December 31, 2003, is due as follows $552 million in 2005, $314 million in 2006, $1,755 million in 2007, $1,394 million in 2008 and $2,082 million thereafter.

On December 31, 2003, interest rate swap arrangements outstanding were: pay fixed/receive floating on US dollar debt of $500 million; pay fixed/receive floating on Japanese yen debt of $37 million. These arrangements mature at various dates to December 2009. Interest rate swap arrangements increased consolidated interest expense in 2003 by $30 million.

17. Lines of Credit

On December 31, 2003, wholly owned subsidiaries of Schlumberger had separate lines of credit agreements aggregating $6.7 billion with commercial banks, of which $6.5 billion was committed and $2.6 billion was available and unused. It included $3.7 billion of committed facilities, which support borrowings under commercial paper programs in the United States and Europe, maturing in January 2007. On December 31, 2003 a principal subsidiary of Schlumberger in the United States canceled its $500 million 364-day backstop facility. Interest rates and other terms of borrowing under these lines of credit vary from country to country.

18. Derivative Instruments and Hedging Activities

Schlumberger uses derivative instruments such as interest rate swaps, currency swaps, forward currency contracts and foreign currency options. Forward currency contracts provide a hedge against currency fluctuations on assets/liabilities denominated in other than a functional currency. Options are usually entered into as a hedge against currency variations on firm commitments generally involving the construction of long-lived assets.

Schlumberger maintains a foreign-currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to Schlumberger’s operations as exchange rate changes may affect profitability and cash flow. Schlumberger uses foreign currency forward exchange contracts, swaps and options. Schlumberger also maintains an interest rate risk management strategy that uses fixed rate debt and derivatives to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility.

Schlumberger’s specific goals are (1) to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain of its debt and (2) to lower (where possible) the cost of borrowed funds.

By using derivative financial instruments to hedge exposure to changes in exchange rates and interest rates, Schlumberger exposes itself to credit risk and market risk. Schlumberger minimizes the credit risk by entering into transactions with high-quality counterparties, limiting the exposure to each counterparty and monitoring the financial condition of its counterparties. Market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

At December 31, 2003, Schlumberger recognized a net $23 million charge in Stockholders’ Equity relating to derivative instruments and hedging activities. This charge was primarily due to the change in the fair market value of Schlumberger’s US interest rate swaps as a result of declining interest rates.

19. Capital Stock

Schlumberger is authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share, of which 585,948,328 and 582,173,115 shares were outstanding on December 31, 2003 and 2002, respectively. Schlumberger is also authorized to issue 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of preferred stock have been issued. Holders of common stock and preferred stock are entitled to one vote for each share of stock held.

20. Stock Compensation Plans

As of December 31, 2003, Schlumberger had two types of stock-based compensation plans, which are described below. Effective January 1, 2003, Schlumberger adopted the fair value recognition provisions of SFAS Nos. 123 and 148. Schlumberger recorded stock option and discounted stock purchase plan (DSPP) expenses in the Consolidated Statement of Income starting in the third quarter of 2003 on a prospective basis for grants after January 1, 2003. The effect of this adoption on 2003 net income was $13 million ($0.02 per share). Schlumberger applies the intrinsic value method of APB 25 for grants prior to January 1, 2003. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, Schlumberger net income and earnings per share would have been the pro forma amounts indicated below:

	(Stated in millions except per share amounts)
	2003	2002	2001
Net income (loss)
As reported	$383	$(2,320)	$522
Pro forma adjustments:
Cost of DSPP	(18)	(42)	(29)
Cost of Stock Options	(81)	(120)	(115)
Tax benefit	8	6	8

Pro forma	$292	$(2,476)	$386

Basic earnings (loss) per share
As reported	$0.66	$(4.01)	$0.91
Pro forma adjustments:
Cost of DSPP	(0.03)	(0.07)	(0.05)
Cost of Stock Options	(0.14)	(0.21)	(0.20)
Tax benefit	0.01	0.01	0.01

Pro forma	$0.50	$(4.28)	$0.67

Diluted earnings (loss) per share
As reported	$0.66	$(4.01)	$0.91
Pro forma adjustments:
Cost of DSPP	(0.03)	(0.07)	(0.05)
Cost of Stock Options	(0.14)	(0.21)	(0.20)
Tax benefit	0.01	0.01	0.01

Pro forma	$0.50	$(4.28)	$0.67

Stock Option Plans

During 2003, 2002, 2001 and in prior years, officers and key employees were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option’s maximum term is generally ten years, and options generally vest in increments over four or five years, and with respect to the July 2003 grant awards were capped at 125% of exercise price.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 2003, 2002 and 2001: dividend of $0.75; expected volatility of 34%-37% for 2003 grants, 32%-36% for 2002 grants and 32-35% for 2001 grants; risk-free interest rates for the 2003 grants of 2.83%-3.51% for officers and all other employees; risk-free interest rates for the 2002 grants of 4.34%-5.25% for officers and 3.04%-4.73% for the 2002 grants to all other employees; risk-free interest rates for the 2001 grants of 4.91% for officers and 3.87%-5.01% for the 2001 grants to all other employees; and expected option lives of 4.71 years for officers and other employees for 2003 grants, expected option lives of 6.6 years for officers and 5.07 years for other employees for 2002 grants, expected option lives of 5.51 years for officers and 5.02 years for other employees for 2001 grants.

A summary of the status of the Schlumberger stock option plans as of December 31, 2003, 2002 and 2001, and changes during the years ending on those dates is presented below:

	2003		2002		2001
Fixed Options	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	36,869,684	$57.03	32,836,340	$55.80	31,208,321	$54.43
Granted	3,460,150	$45.04	7,314,617	$55.14	4,110,468	$61.55
Exercised	(1,319,174)	$30.68	(2,296,593)	$30.02	(1,444,588)	$31.88
Forfeited	(1,454,113)	$66.92	(984,680)	$66.69	(1,037,861)	$71.27

Outstanding at year-end	37,556,547	$56.50	36,869,684	$57.03	32,836,340	$55.80

Options exercisable at year-end	23,460,758		21,142,473		19,724,680
Weighted-average fair value of options granted during the year	$10.30		$20.22		$21.51

The following table summarizes information concerning currently outstanding and exercisable options by five ranges of exercise prices on December 31, 2003:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding as of 12/31/03	Weighted- average remaining contractual life	Weighted- average exercise price	Number exercisable as of 12/31/03	Weighted- average exercise price
$ 3.831—$22.073	86,503	1.83	$19.655	86,503	$19.655
$24.142—$30.710	4,426,622	1.39	$27.624	4,426,622	$27.624
$30.795—$44.843	4,637,754	3.94	$39.620	3,671,853	$39.197
$46.020—$65.330	18,470,275	7.39	$54.843	7,326,837	$55.694
$71.315—$82.348	9,935,393	5.28	$80.636	7,948,943	$80.659

	37,556,547	5.68	$56.497	23,460,758	$56.141

Employee Stock Purchase Plan

Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. Effective July 1, 2003 the purchase price of the stock was 92.5% of the lower of its beginning or end of the Plan year market price at six month intervals. Prior to July 1, 2003, the purchase price was 85% at one year intervals. Under the Plan, Schlumberger sold 2,464,088, 2,677,842 and 1,752,833 shares to employees in 2003, 2002 and 2001, respectively. Pro forma compensation cost has been computed for the fair value of the employees’ purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 2003, 2002 and 2001: Dividend of $0.75; expected volatility of 28% for 2003, 34% for 2002 and 36% for 2001; and risk-free interest rates of 0.75% for 2003, 1.74% for 2002, 3.03% for 2001. The weighted-average fair value of those purchase rights granted in 2003, 2002 and 2001, was $7.910, $13.324 and $15.540, respectively.

21. Income Tax Expense

Schlumberger and its subsidiaries operate in more than 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

In 2003, the pretax loss in the US included the WesternGeco multiclient impairment charge of $283 million and a net pretax charge of $32 million related to Hanover Compressor. In 2002, pretax book income in the US included gains from a business divestiture aggregating approximately $143 million. Pretax book income from continuing operations subject to US and non-US income taxes for each of the three years ended December 31, was as follows:

		(Stated in millions)
	2003	2002	2001
United States	$(177)	$149	$714
Outside United States	745	(2,376)	373

Pretax income	$568	$(2,227)	$1,087

Schlumberger had net deferred tax assets at December 31, 2003 of $632 million including a valuation allowance of $325 million relating to a certain European net operating loss, and $583 million at December 31, 2002. Significant components of net deferred tax assets at December 31, 2003 included postretirement and other long-term benefits ($213 million), current employee benefits ($183 million), fixed assets, inventory and other ($194 million) and net operating losses ($367 million less a partial valuation allowance of $325 million). At December 31, 2002, it included postretirement and other long-term benefits ($200 million), current employee benefits ($225 million), fixed assets, inventory and other ($123 million) and net operating losses ($182 million less a valuation allowance of $147 million).

The components of consolidated income tax expense from continuing operations were as follows:

		(Stated in millions)
	2003	2002	2001
Current:
United States—Federal	$96	$25	$342
United States—State	19	1	43
Outside United States	191	182	179

	$306	$208	$564

Deferred:
United States—Federal	$(128)	$28	$5
United States—State	(22)	2	3
Outside United States	(24)	(103)	(8)
Valuation allowance	77	147	—

	$(97)	$74	$—

Consolidated taxes on income	$209	$282	$564

Schlumberger reported several charges/credits in continuing operations in each of the three years. These are more fully described in the note Charges – Continuing Operations on page 48. A reconciliation of the US statutory federal tax rate (35%) to the consolidated effective tax rate is:

	2003	2002	2001
US federal statutory (benefit) rate	35	(35)	35
US state income taxes	—	—	2
Non US income taxed at different rates	(16)	(6)	(5)
Valuation allowance	6	7	—
Charges and credits	12	47	20

Effective income tax rate	37	13	52

Schlumberger’s effective tax rate, excluding charges and credits, was 25%, 26% and 33% in 2003, 2002 and 2001 respectively.

22. Leases and Lease Commitments

Total rental expense was $532 million in 2003, $458 million in 2002 and $390 million in 2001. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $344 million in 2004; $281 million in 2005; $241 million in 2006; $191 million in 2007; and $175 million in 2008. For the ensuing three five-year periods, these commitments decrease from $258 million to $3 million. The minimum rentals over the remaining terms of the leases aggregate to $24 million.

23. Contingencies

The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes, the risk of personal injury, natural resource or property damage claims and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, Schlumberger and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of Schlumberger any liability that might ensue would not be material in relation to the consolidated liquidity, financial position or future results of operations.

Schlumberger’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from clients. Schlumberger places its cash and cash equivalents with financial institutions and corporations, and limits the amount of credit exposure with any one of them.

Schlumberger actively evaluates the creditworthiness of the issuers in which it invests. The receivables from clients are concentrated within a few significant industries and geographies.

24. Segment Information

Schlumberger operates four reportable business segments: Oilfield Services (OFS), WesternGeco, SchlumbergerSema (SLSEMA) and Other. The current SchlumbergerSema segment only includes operations that were sold to Atos Origin on January 29, 2004. The segment information has been reclassified to conform to the current year presentation.

The Oilfield Services segment falls into four clearly defined economic and geographical areas and is evaluated on the following basis: North America is a major self-contained market; Latin America comprises regional markets that share a common dependence on the United States; Europe is a major self-contained market that includes the CIS and West Africa, whose economy is increasingly linked to that of Europe; Middle East & Asia includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. The Oilfield Services segment provides virtually all exploration and production services required during the life of an oil and gas reservoir. Schlumberger believes that all the products/services are interrelated and expects similar performance from each.

The WesternGeco segment provides comprehensive worldwide reservoir imaging, monitoring, and development services, with extensive seismic crews and data processing centers, as well as a large multiclient seismic library. Services range from 3D and time-lapse (4D) seismic surveys to multi-component surveys for delineating prospects and reservoir management. WesternGeco is 70% owned by Schlumberger and 30% owned by Baker Hughes.

The SchlumbergerSema segment falls into three clearly defined economic and geographic areas and is evaluated on the following basis: North and South America is a major self-contained market; Europe is a major self-contained market that includes the Middle East and Africa; Asia includes the remainder of the Eastern Hemisphere. The SchlumbergerSema segment is a leading information technology services company providing domain expertise and global capabilities delivered on a local basis. SchlumbergerSema has proven capabilities delivering consulting, systems integration, managed services and products serving the energy & utilities, finance, transport and public sector markets.

On September 22, 2003, Schlumberger announced the signing of an agreement with Atos Origin for the sale of the SchlumbergerSema business. The sale closed on January 29, 2004.

The Other segment comprises principally the Axalto (Cards and Point-of-Sale Terminals), Electricity Meters, Business Continuity, Infodata, Telecom Software Products, Water Services, Essentis and Pay Phones activities. In 2001, also included is the divested Resource Management Services business.

Financial information for the years ended December 31, 2003, 2002 and 2001, by segment, is as follows:

							(Stated in millions)
	2 0 0 3
	Revenue	Income after tax & Min. Int.	Minority Interest	Tax Expense	Income before tax & Min. Int.	Assets	Depn. & Amortn.	Capital Expenditure
OFS
North America	$2,626	$234	$—	$131	$365	$1,818	$265	$140
Latin America	1,439	177	—	44	221	1,136	153	102
Europe/CIS/W. Africa	2,605	379	—	81	460	1,644	218	167
Middle East & Asia	2,090	451	—	58	509	1,443	206	246
Elims/Other	63	(47)	—	28	(19)	3,482	30	114

	8,823	1,194	—	342	1,536	9,523	872	769

WESTERNGECO	1,183	(17)	(7)	4	(20)	1,644	442	240

SLSEMA
North & South America	350	2	—	1	3	535	41	27
Europe/M. East/Africa	2,194	30	1	14	45	2,256	64	51
Asia	144	29	—	5	34	367	22	17
Elims/Other	(11)	(23)	—	2	(21)	80	17	—

	2,677	38	1	22	61	3,238	144	95

OTHER	1,480	72	—	37	109	1,498	87	59
Corporate eliminations & Other	(270)	104	(108)	(196)	(200)	4,138	26	12

	$13,893	$1,391	$(114)	$209		$20,041	$1,571	$1,175

Interest Income					49
Interest Expense					(329)
Charges					(638)

					$568

							(Stated in millions)
	2 0 0 2
	Revenue	Income after tax & Min. Int.	Minority Interest	Tax Expense	Income before tax & Min. Int.	Assets	Depn. & Amortn.	Capital Expenditure
OFS
North America	$2,308	$174	$—	$100	$274	$1,866	$280	$197
Latin America	1,318	143	—	26	169	1,143	157	124
Europe/CIS/W. Africa	2,496	305	—	78	383	1,629	215	285
Middle East & Asia	1,916	402	—	50	452	1,396	198	272
Elims/Other	133	(26)	—	26	—	3,195	21	93

	8,171	998	—	280	1,278	9,229	871	971

WESTERNGECO	1,476	4	1	66	71	2,324	388	515

SLSEMA
North & South America	356	(36)	—	(18)	(54)	525	31	61
Europe/M. East/Africa	1,927	93	2	37	132	2,263	64	42
Asia	150	(1)	(1)	2	—	341	22	17
Elims/Other	(24)	(47)	—	(14)	(61)	344	1	—

	2,409	9	1	7	17	3,473	118	120

OTHER	1,334	11	2	5	18	1,386	68	68
Corporate eliminations & Other	(272)	25	(96)	(76)	(147)	3,023	88	28

	$13,118	$1,047	$(92)	$282		$19,435	$1,533	$1,702

Interest Income					68
Interest Expense					(364)
Charges					(3,168)

					$(2,227)

							(Stated in millions)
	2 0 0 1
	Revenue	Income after tax & Min. Int.	Minority Interest	Tax Expense	Income before tax & Min. Int.	Assets	Depn. & Amortn.	Capital Expenditure
OFS
North America	$2,847	$401	$—	$236	$637	$2,048	$244	$555
Latin America	1,456	148	—	35	183	1,307	142	177
Europe/CIS/W. Africa	2,134	308	—	77	385	1,676	180	284
Middle East & Asia	1,772	360	—	56	416	1,302	178	273
Elims/Other	172	(40)	—	4	(36)	1,957	31	177

	8,381	1,177	—	408	1,585	8,290	775	1,466

WESTERNGECO	1,702	79	35	107	221	2,843	559	676

SLSEMA
North & South America	381	(29)	—	(30)	(59)	837	40	85
Europe/M. East/Africa	1,447	72	—	27	99	3,532	36	37
Asia	110	6	—	2	8	489	19	43
Elims/Other	(105)	(54)	—	(9)	(63)	1,699	—	—

	1,833	(5)	—	(10)	(15)	6,557	95	165

OTHER	2,016	71	6	11	88	2,199	95	97
Corporate eliminations & Other	(176)	(458)	(12)	48	(422)	2,437	352	49

	$13,756	$864	$29	$564		$22,326	$1,876	$2,453

Interest Income					153
Interest Expense					(380)
Charges					(143)

					$1,087

Oilfield Services net income eliminations include certain headquarters administrative costs which are not allocated geographically, manufacturing and certain other operations, and costs maintained at the Oilfield Services level.

SchlumbergerSema net income eliminations include certain headquarters administrative costs which are not allocated geographically and other costs maintained at the SchlumbergerSema level.

Corporate income eliminations principally comprise the amortization of goodwill (in 2001) and other intangibles, as well as nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above), which are not included in the segments’ income. Corporate assets largely comprise short-term investments and fixed income investments, held to maturity.

During the three years ended December 31, 2003, no single customer exceeded 10% of consolidated revenue.

Schlumberger did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of consolidated revenue. Revenue in the US in 2003, 2002 and 2001 was $3.8 billion, $4.0 billion and $5.1 billion, respectively.

Interest expense excludes amounts which are included in the segments’ income (2003-$5 million: 2002-$4 million: 2001-$5 million).

Depreciation & Amortization and Capital Expenditure include Multiclient seismic data costs.

25. Pension and Other Benefit Plans

US Pension Plans

Schlumberger and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are funded through a trust in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future. The contribution in 2004 is expected to be between $40 million and $150 million.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense were as follows:

	2003	2002	2001
Assumed discount rate	6.75%	7.25%	7.50%
Compensation increases	3.00%	3.00%	4.50%
Return on plan assets	8.50%	8.50%	9.00%

Net pension cost in the US for 2003, 2002 and 2001, included the following components:

		(Stated in millions)
	2003	2002	2001
Service cost-benefits earned during the period	$56	$51	$38
Interest cost on projected benefit obligation	93	90	84
Expected return on plan assets (actual return: 2003-$177; 2002-$(114); 2001-$(70))	(87)	(93)	(101)
Amortization of transition assets	—	—	(1)
Amortization of prior service cost/other	5	7	7
Amortization of unrecognized net loss (gain)	4	—	(4)

Net pension cost	$71	$55	$23

The change in the projected benefit obligation, plan assets and funded status of the plans on December 31, 2003 and 2002, was as follows:

	(Stated in millions)
	2003	2002
Projected benefit obligation at beginning of the year	$1,441	$1,254
Service cost	56	51
Interest cost	93	90
Actuarial losses	94	123
Benefits paid	(82)	(77)
Amendments	(6)	—
Divestiture	(13)	—

Projected benefit obligation at end of the year	$1,583	$1,441

Plan assets at market value at beginning of the year	$952	$1,074
Actual return on plan assets	177	(114)
Contribution	69	69
Benefits paid	(82)	(77)
Divestiture	(9)	—

Plan assets at market value at end of the year	$1,107	$952

Excess of projected benefit obligation over assets	$(476)	$(489)
Unrecognized net loss	324	329
Unrecognized prior service cost	11	22
Contribution receivable	—	(50)

Pension liability at end of the year	$(141)	$(188)

Plan assets at market value at end of the year	$1,107	$902
Accumulated benefits obligation at end of the year	(1,478)	(1,336)

Minimum liability	(371)	(434)
Pension liability at end of the year	141	188
Unrecognized prior service cost	11	22

Charged to other comprehensive income (loss)	$(219)	$(224)

The combined market performance over the last three years and declining interest rates have decreased the value of assets held in the US pension plans and has correspondingly increased the amount by which the pension plans are under-funded. As a result of the decline in the value of the pension plan assets and a decline in the interest rates, which increases the present value of the benefit obligations, Schlumberger has recorded a cumulative non-cash pretax charge to Stockholders’ Equity of $219 million ($136 million after-tax). A recovery in market returns in future periods would reverse a portion of the charge.

The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were as follows:

	2003	2002
Assumed discount rate	6.25%	6.75%
Compensation increases	3.00%	3.00%
Return on plan assets	8.50%	8.50%

On December 31, 2003, there is no investment of the plan assets in Schlumberger common stock. The following is a breakdown of the plan assets:

		(Stated in millions)
	2003	2002
US Equity—Active	$381	$300
US Equity—Indexed	131	89
Non-US Equity	180	134
Long-term fixed income	257	226
Cash or cash equivalents	103	98
Other investments	55	55
Contribution receivable	—	50

	$1,107	$952

The asset allocation objectives are to diversify the portfolio among several asset classes to reduce volatility while maintaining an asset mix that provide the highest expected rate of return consistent with an acceptable level of risk. The investment strategies include a rebalancing of the asset mix as necessary to the previously defined levels and reassessing funding levels and asset allocation strategy at least annually. In order to increase diversification and limit management risk, Schlumberger generally does not allocate more than 15% of fund assets to a single investment manager.

The expected long-term rate of return on assets is 8.5%. This assumption represents the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The assumption has been determined by reflecting expectations regarding future rates of return for the portfolio considering the asset distribution and related historical rates of return. The appropriateness of the assumption is reviewed at least annually. The pension trust’s performance over the last 10 years has been an annualized return of 8.9%.

Non-US Pension Plans

Outside the US, subsidiaries of Schlumberger sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are funded through trusts in respect to past and current service. For all defined benefit plans, pension expense was $87 million, $58 million and $52 million in 2003, 2002 and 2001, respectively. Based on plan assets and the projected benefit obligation, the only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense were as follows:

	2003	2002	2001
Assumed discount rate	5.70%	5.75%	6.00%

Compensation increases	3.75%—2.5%	4.00%	4.00%

Return on plan assets	8.50%	9.00%	9.00%

Net pension cost in the UK plan for 2003, 2002 and 2001 (including the Sema plc plans) (translated into US dollars at the average exchange rate for the periods), included the following components:

			(Stated in millions)
	2003	2002	2001
Service cost—benefits earned during the period	$52	$58	$47
Interest cost on projected benefit obligation	66	59	44
Expected return on plan assets [actual return: 2003—$152; 2002—$(147); 2001—$(47)]	(90)	(91)	(68)
Amortization of unrecognized loss	11	—	—
Amortization of transition asset and other	—	1	(2)

Net pension cost	$39	$27	$21

The change in the projected benefit obligation, plan assets and funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

		(Stated in millions)
	2003	2002
Projected benefit obligation at beginning of the year	$1,142	$989
Service cost	52	58
Interest cost	66	59
Contributions by Plan participants	7	7
Transfer in	18	—
Actuarial losses (gains)	165	(45)
Currency effect	152	106
Benefits paid	(32)	(25)
Disposals	—	(7)

Projected benefit obligation at end of the year	$1,570	$1,142

Plan assets at market value at beginning of the year	$815	$868
Actual return on plan assets	152	(147)
Currency effect	106	81
Employer contributions	47	39
Employee contributions	7	7
Transfer in	15	—
Benefits paid	(32)	(25)
Disposals	(2)	(8)

Plan assets at market value at end of the year	$1,108	$815

Excess of projected benefit obligation over assets	$(462)	$(327)
Unrecognized net loss	498	351
Unrecognized prior service cost	—	1
Unrecognized net asset at transition date	(1)	(2)

Pension asset	$35	$23

Assets of under-funded plans at market value at end of the year	$882	$335
Accumulated benefit obligation of under-funded plans at end of the year	(1,097)	(495)

Minimum liability of under-funded plans	(215)	(160)
Pension liability of under-funded plans	6	70

Charged to other comprehensive income (loss)	$(209)	$(90)

The combined market performance over the last three years and declining interest rates have decreased the value of assets held in the UK pension plans and has correspondingly increased the amount by which the pension plans are under-funded. As a result of the decline in the value of the pension plan assets and a decline in the interest rates, which increased the present value of the benefit obligations, Schlumberger has recorded a cumulative non-cash pretax charge to Stockholders’ Equity of $209 million ($147 million after-tax). A recovery in market returns in future periods would reverse a portion of the charge.

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were as follows:

	2003	2002
Assumed discount rate	5.60%	5.70%
Compensation increases	4%—3.5%	3.75%—2.55%

Plan assets consisted of common stocks ($831 million), cash or cash equivalents ($41 million) and fixed income investments ($235 million). None of the segregated plan assets represented Schlumberger common stock.

The following is a breakdown of the plan assets:

		(Stated in millions)
	2003	2002
Equity securities	$818	$610
Fixed income securities	178	95
Index linked gilts	56	46
Real estate	17	15
Other investments	37	49

	$1,106	$815

The trustees of all the UK plans determine their investment strategy with regard to the liability profile of each Fund on an individual basis and have determined benchmarks which they believe provides an adequate balance between maximizing the return on the assets and minimizing the risk of failing to meet the liabilities over the long-term.

Overall, the trustees of each plan aim to have a sufficiently diversified portfolio of appropriate liquidity, which will generate income and capital growth to meet, together with new contributions from members and the employers, the cost of current and future liabilities which each plan provides. They achieve this by using active investment managers who are set specific benchmarks and various restrictions to avoid undue concentration of assets. As the plans mature, the Trustees review the appropriateness of their investment strategy.

The overall expected return on assets assumption is derived as the weighted average of the expected returns from each of the main asset classes. The expected return for each asset class reflects a combination of historical performance analysis, the forward looking views of the financial markets (as suggested by the yields available) and the views of investment organizations. Consideration is also given to the rate of return expected to be available for reinvestment. The pension trusts’ performance over the last 10 years has been an annualized return of 5.3%.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 2003, 2002 and 2001, were $47 million, $44 million and $32 million, respectively.

Other Deferred Benefits

In addition to providing pension benefits, Schlumberger and its subsidiaries have other deferred benefit programs, primarily profit sharing. Expenses for these programs were $137 million, $143 million and $192 million in 2003, 2002 and 2001, respectively.

Health Care Benefits

Schlumberger and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $70 million, $79 million and $68 million in 2003, 2002 and 2001, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

Postretirement Benefits Other than Pensions

Schlumberger and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 6.75% in 2003, 7.25% in 2002 and 7.5% in 2001. The overall medical cost trend rate assumption is 10.8% graded to 5% over the next six years and 5% thereafter.

Net periodic postretirement benefit cost in the US for 2003, 2002 and 2001, included the following components:

			(Stated in millions)
	2003	2002	2001
Service cost—benefits earned during the period	$28	$21	$13
Interest cost on accumulated postretirement benefit obligation	53	41	32
Amortization of unrecognized net loss (gain) and other	11	4	(1)

	$92	$66	$44

The change in accumulated postretirement benefit obligation and funded status on December 31, 2003 and 2002, was as follows:

		(Stated in millions)
	2003	2002
Accumulated postretirement benefit obligation at beginning of the year	$676	$478
Service cost	28	21
Interest cost	53	41
Actuarial losses	202	121
Benefits paid	(26)	(21)
Other	—	36

Accumulated postretirement benefit obligation at the end of the year	933	676
Unrecognized net loss	(326)	(105)
Unrecognized prior service cost/other	(2)	(27)

Postretirement benefit liability on December 31	$605	$544

The components of the accumulated postretirement benefit obligation on December 31, 2003 and 2002, were as follows:

		(Stated in millions)
	2003	2002
Retirees	$404	$277
Fully eligible	162	110
Actives	367	289

	$933	$676

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 6.25% for 2003 and 6.75% for 2002.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 2003 would have been $99 million, and the accumulated postretirement benefit obligation would have been $1.12 billion on December 31, 2003.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 2003 would have been $67 million, and the accumulated postretirement benefit obligation would have been $790 million on December 31, 2003.

26. Supplementary Information

Operating revenue and related cost of goods sold and services for continuing operations comprised the following:

			(Stated in millions)
Year ended December 31,	2003	2002	2001
Operating revenue
Products	$3,947	$3,605	$4,421
Services	9,946	9,513	9,335

	$13,893	$13,118	$13,756

Direct operating costs
Goods sold	$2,656	$1,749	$2,540
Services	8,122	8,441	7,766

	$10,778	$10,190	$10,306

Cash paid for interest and income taxes for continuing operations was as follows:

			(Stated in millions)
Year ended December 31,	2003	2002	2001
Interest	$354	$373	$363
Income taxes	$150	$251	$298

Accounts payable and accrued liabilities are summarized as follows:

		(Stated in millions)
As at December 31,	2003	2002
Payroll, vacation and employee benefits	$773	$957
Trade	800	999
Taxes, other than income	160	245
Accrued expenses	1,026	1,266
Other	489	1,114

	$3,248	$4,581

Interest and other income includes the following:

			(Stated in millions)
Year ended December 31,	2003	2002	2001
Interest income	$52	$69	$159
Equity in net earnings of affiliated companies	75	64	62
Gain on sale of Hanover Compressor note	32	—	—
Gain on sale of investments	2	—	—
Gain on sale of financial instruments	5	6	21

	$166	$139	$242

Allowance for doubtful accounts is as follows:

		(Stated in millions)
Year ended December 31,	2003	2002
Balance at beginning of year	$173	$145
Provision in year	62	66
Written off in year	(72)	(47)
Reclassified to Assets held for Sale	(36)	—
Other [1]	1	9

Balance at end of year	$128	$173

1  Includes business acquisitions and divestitures

Report of Independent Auditors

To the Board of Directors and Stockholders

of Schlumberger Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Schlumberger Limited and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 20 to the Consolidated Financial Statements, in 2003 the Company changed its accounting method for stock options.

As discussed in Note 14 to the Consolidated Financial Statements, in 2002 the Company changed its accounting method for goodwill.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

February 25, 2004

Quarterly Results

(UNAUDITED)

The following table summarizes Schlumberger’s results for each of the four quarters for the years ended December 31, 2003 and 2002. Revenue and Gross margin, which equals operating revenue less cost of goods sold and services, has been restated to exclude discontinued operations.

	(Stated in millions except per share amounts)
				Earnings per share [6]
	Revenue	Gross Margin	Net Income	Basic	Diluted
Quarters-2003
First	$3,263	$662	$149	$0.26	$ 0.26
Second [1]	3,485	727	112	0.19	0.19
Third [2]	3,474	325	(55)	(0.09)	(0.09)
Fourth [3]	3,671	759	177	0.30	0.30

	$13,893	$2,473	$383	$0.66	$ 0.66

Quarters-2002
First [4]	$3,167	$660	$172	$0.30	$ 0.30
Second	3,242	706	196	0.34	0.34
Third	3,358	681	173	0.30	0.30
Fourth [5]	3,351	(2,455)	(2,861)	(4.92)	(4.92)

	$13,118	$(408)	$(2,320)	$(4.01)	$(4.01)

[1]	Includes debt extinguishment cost of $81 million ($0.14 per share – diluted).
[2]	Includes a net, after-tax charge of $298 million ($0.49 per share – diluted).
[3]	Includes a net, after-tax charge of $61 million ($0.10 per share – diluted).
[4]	Includes an after-tax charge of $29 million ($0.05 per share – diluted).
[5]	Includes a net, after-tax charge of $3,081 million ($5.30 per share).
[6]	The addition of earnings per share by quarter may not equal total earnings per share for the year.

Schlumberger Limited (Schlumberger N.V.)

Proxy Solicitation on Behalf of the Board of Directors

Annual General Meeting of Stockholders

P R O X Y

The undersigned, having received the Notice and Proxy Statement of the Annual General Meeting of Stockholders and the 2003 Annual Report to Stockholders, hereby appoints Aede Gerbranda, Olette H.S. Pierik, Gerard C.A. Smeets and Willem van Bokhorst and each of them proxies, with power of substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Curaçao Marriott Beach Resort, Piscadera Bay, Willemstad, Curaçao, Netherlands Antilles on April 14, 2004, and at any adjournment or adjournments thereof.

If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2, 3 and 4.

SEE REVERSE SIDE	Continued and to be signed on reverse side	SEE REVERSE SIDE

☒	Please mark votes as in this example

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations. Directors recommend a vote FOR items 1, 2, 3 and 4.
						FOR	AGAINST	ABSTAIN

	1. Election of 10 Directors Nominees: J. Deutch, J.S. Gorelick, A. Gould, T. Isaac, A. Lajous, A. Lévy-Lang, D. Primat, T. Sandvold, N. Seydoux, L.G. Stuntz				2. Adoption and approval of Financials and Dividends	☐	☐	☐
					3. Approval of adoption of the 2004 Stock and Deferral Plan for Non-Employee Directors	☐	☐	☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	4. Approval of Auditors	☐	☐	☐

☐

For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.

Signature:                                            Date:                           Signature:                                                     Date: